UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

ORION GROUP HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(I) and 0-11

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(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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ORION GROUP HOLDINGS, INC.
12000 AEROSPACE AVENUE, SUITE 300
HOUSTON, TEXAS 77034

April 12, 2019

To Our Stockholders:

On behalf of the Board of Directors, we cordially invite you to attend the 2019 Annual Meeting of Stockholders of Orion Group Holdings, Inc., which will be held on Thursday, May 23, 2019, at 10:00 a.m. Central Time, at Lone Star Flight Museum, 11551 Aerospace Avenue, Board Room, 2nd Floor, Houston, Texas 77034.  You may attend the 2019 Annual Meeting and vote your shares either in person (see the section in the proxy materials entitled, “Requirements for Attending the Annual Meeting in Person”) or via live webcast at www.virtualshareholdermeeting.com/orn2019 by using the multi-digit control number included in your proxy materials).  Our directors will be present at the Annual Meeting to respond to any questions you may have. At the Annual Meeting, you will be voting on:

(1)
The election of (a) two Class III members to our Board of Directors, each to serve a three-year term, and (b) one Class II member to serve the remaining 2 years of the Class II term, in all three cases, until his or her successor is duly elected and qualified;

(2)	A non-binding advisory proposal to approve the compensation of our named executive officers as disclosed in the proxy statement (the “say-on-pay” vote);

(3)	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019; and

(4)	Any other business that may properly come before the Annual Meeting, or any reconvened meeting after an adjournment thereof.

The following pages contain the formal Notice of Annual Meeting and the proxy statement.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2019

You may access an electronic, searchable copy of this proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2018, at www.proxyvote.com

This year, as in previous years, we will seek to conserve natural resources and reduce annual meeting costs by electronically disseminating annual meeting materials as permitted under rules of the Securities and Exchange Commission. Many stockholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access annual meeting materials via the Internet. Stockholders may also request mailed paper copies if preferred.

The accompanying proxy statement provides detailed information regarding the matters to be acted upon at the Annual Meeting. In addition to the proxy statement, we have included a copy of our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2018. The Form 10-K provides information regarding our operations as well as our audited, consolidated financial statements. In accordance with Securities and Exchange Commission rules, the proxy statement and the Form 10-K, as well as our other proxy materials may be found at www.proxyvote.com.

Your vote is important. Please vote your shares as soon as possible, as this will ensure representation of your shares. Voting is available online or by telephone, or, if you have received a paper copy of our proxy materials, by paper proxy card. Returning the proxy card or voting by telephone or online does not deprive you of your right to attend the meeting, in person or virtually, and to vote your shares in the same manner for the matters to be acted upon at the meeting.

Sincerely,

Peter R. Buchler
Corporate Secretary

Houston, Texas
April 12, 2019

ORION GROUP HOLDINGS, INC.
12000 AEROSPACE AVENUE, SUITE 300
HOUSTON, TEXAS 77034

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be held on May 23, 2019

The proxy statement and accompanying 2019 Annual Report on Form 10-K are available at www.proxyvote.com
You may also access the proxy materials and vote your shares at www.proxyvote.com

TIME AND DATE:	10:00 a.m. Central Time, on Thursday, May 23, 2019,

IN PERSON LOCATION:	Lone Star Flight Museum, 11551 Aerospace Avenue, Board Room, 2nd Floor, Houston, Texas 77034

VIRTUAL MEETING ACCESS:	www.virtualshareholdermeeting.com/orn2019 Use the multi-digit Control Number provided in your proxy materials.

ITEMS OF BUSINESS:	(1)
To elect three members of our Board of Directors, namely (a) two Class III directors, each to serve a three-year term and (b) one Class II director, to serve the remaining two years of the Class II term, in all three cases, until his or her successor is duly elected and qualified;

	(2)	To approve a non-binding advisory proposal on the compensation of our named executive officers as disclosed in the proxy statement (the “say-on-pay” vote);

	(3)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019; and

	(4)	To transact any other business that may properly come before the Annual Meeting or any reconvened meeting after an adjournment thereof.

RECORD DATE:	Only stockholders of record at the close of business on March 29, 2019 are entitled to notice of, and to attend or to vote at, the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING:
It is important that your shares are represented and voted at the Annual Meeting. You may vote your shares in person, online or by telephone, as indicated in the proxy statement or the Notice of Internet Availability of Proxy Materials. If you received a paper copy of our proxy materials, you may also vote your shares by completing and returning the proxy card included in those materials. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

You are invited to attend the Annual Meeting either in person at the physical address provided above or through the link at www.virtualshareholdermeeting.com/orn2019, and may vote at that time.

This Notice of Annual Meeting of Stockholders and related Proxy Materials are being distributed or made available to stockholders beginning on or about April 12, 2019.

By Order of the Board of Directors

Peter R. Buchler
Corporate Secretary
Houston, Texas

April 12, 2019

ORION GROUP HOLDINGS, INC.
12000 AEROSPACE AVENUE, SUITE 300
HOUSTON, TEXAS 77034
TELEPHONE: (713) 852-6500

PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

We are providing this proxy statement, and accompanying proxy materials, to the holders of the common stock of Orion Group Holdings, Inc. (“Orion” or the “Company”) for use in connection with the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements thereof. The Annual Meeting will be held on May 23, 2019, at 10:00 a.m. Central Time, at Lone Star Flight Museum, 11551 Aerospace Avenue, Board Room, 2nd Floor, Houston, Texas 77034, and will simultaneously be held as a virtual meeting at www.virtualshareholdermeeting.com/orn2019. You may access the virtual meeting using the multi-digit Control Number provided with your proxy materials or, to attend in person, please follow the instructions below under “Requirements for Attending the Annual Meeting in Person.” The proxy statement, the enclosed form of proxy, and the Company’s Annual Report for the year ended December 31, 2018, are first being distributed or made available to stockholders on or about April 12, 2019.

Our Board of Directors has established March 29, 2019, as the record date (the “record date”) for determining the stockholders of record entitled to vote at the Annual Meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to vote on matters presented at the Annual Meeting.

This proxy statement contains important information that you should consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it and the enclosed materials carefully.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

REQUIREMENTS FOR ATTENDING THE ANNUAL MEETING IN PERSON

If you plan to attend the Annual Meeting in person, please bring the following:

1.	Proper personal identification (preferably a current driver’s license); and

2.	Acceptable proof of ownership if your shares are held for you by a broker, bank, or other nominee (in “street name”).

If your shares are held in street name, we will accept, as proof of your ownership of those shares, either an account statement or a letter from your broker, bank, or other nominee confirming that you were the beneficial owner of our stock on the record date.

We reserve the right to deny admission to the Annual Meeting to any person other than a stockholder of record on the record date (or a duly-designated proxy) or a beneficial owner of shares held in street name on the record date who has produced acceptable proof of ownership.

If you need directions to the Annual Meeting, please contact us at (713) 852-6500.

ABOUT THE COMPANY
GENERAL INFORMATION

Orion Group Holdings, Inc., is a leading specialty construction company in the infrastructure, industrial, and building sectors in the continental United States, Alaska, Canada and the Caribbean Basin, through its marine segment and concrete segment.  Our marine segment services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Our concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with offices throughout our operating areas. Our principal executive offices are located at 12000 Aerospace Avenue, Suite 300, Houston, Texas 77034. Our common stock is listed for trading on the New York Stock Exchange (“NYSE”) under the trading symbol “ORN.” At the close of business on the record date, 28,751,715 shares of common stock were outstanding.

ABOUT THE ANNUAL MEETING

Why did I receive a one-page “Notice of Internet Availability of Proxy Materials” in the mail rather than a full set of proxy materials?

The Securities and Exchange Commission (“SEC”) rules allow companies to provide stockholders with access to proxy materials over the Internet rather than by mailing the proxy materials to stockholders. To conserve natural resources and reduce costs, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to many of our stockholders. The Notice provides instructions for accessing the proxy materials online or for requesting printed copies of the proxy materials. The Notice also provides instructions for requesting the delivery of the proxy materials for future annual meetings in printed form by mail or electronically by email.

Why did I receive these proxy materials?

The Company’s Board of Directors (the “Board”) is providing these proxy materials to you in connection with the Board’s solicitation of your proxy to vote at the 2019 Annual Meeting of Stockholders, which will take place on May 23, 2019. As a stockholder of the Company on the record date, you are entitled to vote your shares at the Annual Meeting. This proxy statement provides information relevant to your vote on the matters that will be considered at the Annual Meeting.

What is the purpose of the Annual Meeting?

There are currently three (3) proposals scheduled for consideration and vote at the Annual Meeting:

1.
The election of three directors, namely, (a) two Class III directors, each to serve a three-year term expiring in 2022, and (b) one Class II director, to serve the remainder of his two-year term expiring in 2021;

2.	A non-binding proposal to approve the compensation of our named executive officers as disclosed in this proxy statement (the “say-on-pay” vote); and

3.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

Could other matters be considered and voted upon at the meeting?

Our Board does not expect to bring any other matter before the Annual Meeting and is not aware of any other matter that may be presented for consideration at the meeting. In addition, pursuant to our By-laws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holders will vote the proxies at their discretion.

How many votes may stockholders cast?

Each share of common stock that was outstanding on the record date is entitled to one vote on each matter submitted to a vote at the Annual Meeting. As of the record date, there were 28,751,715 shares of common stock outstanding and entitled to vote at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock must be present, in person (at the physical address or at the virtual meeting online) or represented by proxy, at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” In determining whether a quorum exists, the inspector of elections will count as present shares owned by holders who are present but abstain from voting, shares owned by stockholders who do not vote on one or more proposals, withheld votes, and broker non-votes (see What is a “broker non-vote”? below).

What are my voting options for each proposal? How does the Board of Directors recommend that I vote? How many votes are required to approve each proposal? How are the votes counted?

Proposal	Election of Directors	Say-on-Pay (advisory)	Ratification of Selection of Auditors
Your Voting Options	You may vote “FOR” or “AGAINST” the nominees or you may “ABSTAIN” from voting.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.
Recommendation of the Board of Directors	The Board recommends you vote “FOR” each of the nominees.	The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.	The Board recommends that you vote “FOR” ratification of our selection of KPMG LLP as our independent registered public accounting firm for 2019.
Vote Required for Approval	plurality of the votes cast (but see the note below on our “Majority Voting Policy in Director Elections”)	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal
Effect of Abstention	no effect	will count as a vote AGAINST this proposal	will count as a vote AGAINST this proposal
Effect of Broker Non-Vote	no effect	no effect	not applicable (this is a routine matter for which brokers have discretionary voting authority)

Majority Voting Policy in Director Elections. Although our directors are elected by plurality vote, our Board has adopted a majority voting policy. Each of our current directors, including the director nominees, has delivered an irrevocable resignation letter that the Board has the power to accept or decline in the event that the director does not receive more “FOR” than “AGAINST” votes in an uncontested election. Abstentions are disregarded with respect to the determination of the outcome of director elections. We have provided more information about our majority voting policy under the heading “Proposal No. 1 — Election of Directors.”

Any Other Matters. Any other matter properly brought before the Annual Meeting will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter, unless a different vote is required by statute, NYSE listing standards, or our Certificate of Incorporation or By-laws.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares through a broker or other nominee rather than in their own name. As summarized below, there are several distinctions between shares held of record and those held beneficially.

Stockholders of Record. If your shares are registered in your name with the Company’s transfer agent, American Stock Transfer & Trust, you are the stockholder of record of those shares.

Beneficial Owners. If your shares are held in a bank account, brokerage account, or by another nominee, you are the beneficial owner of those shares, and your bank, broker, or nominee (your “broker”) is the stockholder of record.

How do I vote?

Stockholders of Record. If you are a stockholder of record, you may vote in any of the following ways:

(1)	Online at www.proxyvote.com;

(2)	By telephone, by calling 1-800-690-6903;

(3)
If you received a paper copy of our proxy materials, by mail, by signing, dating and mailing the proxy card in the enclosed postage-paid envelope, which must be received by the date indicated on the proxy card; or

(4)	During the Annual Meeting by your attendance in person at the physical address or through our link at www.virtualshareholdermeeting.com/orn2019.

If you are planning to attend the Annual Meeting in person at the physical address, please see “Requirements for Attending the Annual Meeting in Person.”  If you are planning to attend the Annual Meeting online, you must use the multi-digit Control Number provided in your proxy materials to access the virtual stockholder meeting site.

Beneficial Owners. If you are a beneficial owner, you should refer to the proxy card or voting instruction form you received from your broker for an explanation of the voting options that are available to you. If you wish to vote shares that you beneficially own online during the Annual Meeting, you must request, complete, and deliver a proxy from your broker as directed in the materials provided by your broker.

Can my shares be voted if I do not provide voting instructions?

Stockholders of Record. If you are a stockholder of record and do not deliver a proxy or otherwise vote your shares, your shares will not be voted. However, if you execute a proxy or cast a vote (whether online, by telephone, or by proxy card) without giving instructions as to how to vote on one or more proposals, your shares will be voted in accordance with the Board’s recommendations on the proposals for which you have not provided specific voting instructions.

Beneficial Owners. If you are a beneficial owner and do not provide your broker with specific voting instructions, your shares will not be voted on any proposal as to which your broker does not have discretionary authority to vote. Brokers generally only have discretionary authority to vote shares held in street name on “routine” matters. The proposal to ratify the retention of the independent registered public accounting firm is considered a routine matter. The election of directors and the say-on-pay vote are non-routine matters; therefore, if you do not provide voting instructions to your broker on those proposals, your shares will not be voted on those proposals.

What is a “broker non-vote”?

A “broker non-vote” occurs when a broker holding shares for a beneficial owner submits a proxy that votes the shares on one or more proposals but does not vote (the “broker non-vote”) on non-routine matters with respect to which the beneficial owner has not given voting instructions. As noted above, if you are a beneficial owner and do not provide voting instructions, the only matter proposed in this proxy statement on which your broker may vote is the ratification of our selection of auditors. If you hold your shares through a broker, bank, or nominee, please follow their instruction as to how to provide them with specific voting instructions.

Can I change or revoke my vote?

Yes. You may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting by (1) filing a written revocation with the Corporate Secretary at the Company’s executive offices, (2) submitting online, by mail, or by phone a duly executed proxy bearing a later date, or (3) changing or revoking your vote either in person at the physical meeting site or online at www.virtualshareholdermeeting.com/orn2019 any time before voting is closed at the Annual Meeting.

Who are the proxies?

In connection with the solicitation of proxies for the Annual Meeting, the Board has appointed Mark R. Stauffer, Peter R. Buchler and Robert L. Tabb as proxies. All properly executed proxies that specify how the stockholder wishes to vote his or her shares will be voted in accordance with those instructions.

Who will count the votes?

The Company has appointed Broadridge Financial Solutions, Inc. (“Broadridge”) to tabulate the votes and act as the Inspector of Elections.

When will the voting results be announced?

We will announce preliminary voting results at the Annual Meeting and will publish the final results in a current report on Form 8-K filed with the SEC within four business days following the meeting, which will be available on our website at www.oriongroupholdingsinc.com.

Who pays for the cost of the proxy solicitation?

The Company bears the expense of preparing, printing, mailing, and distributing the proxy materials. In addition to this solicitation by mail, directors, officers, and other employees of the Company may, without additional compensation, solicit the return of proxies by telephone, mail, facsimile, email, or other means. The Company will request that brokers and other nominee holders of common stock furnish proxy materials to their beneficial owners. The Company will reimburse such brokers and other nominees for their reasonable out-of-pocket expense in doing so.

What is “householding”?

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share the same address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact: Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or, if you are a stockholder of record, you may notify us through Broadridge at the above-listed phone number or address.

DISCUSSION OF THE PROPOSALS
PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will be asked to elect three (3) members of our Board. Under our By-Laws, the Board may determine by resolution the number of directors that the Company will have.  The size of the Board is currently set at seven (7) persons.

Our Certificate of Incorporation and By-Laws provide for a classified Board of Directors, divided into three classes, with each class serving a staggered three-year term. As a result, stockholders generally elect one-third of our Board each year.

Three of our current directors are serving a term that expires at the 2019 Annual Meeting – each of our two Class III directors, Austin J. Shanfelter and Mary E. Sullivan, and one of our Class II directors, Michael J. Caliel. Both Ms. Sullivan and Mr. Caliel were first appointed by the Board as directors effective January 1, 2019.  On the recommendation of its Nominating and Governance Committee, the Board has nominated each of these three directors for reelection, specifically, (1) each of Mr. Shanfelter and Ms. Sullivan for election as a Class III Director, to serve a three-year term expiring at the 2022 Annual Meeting, and (2) Michael J. Caliel for election as a Class II director, to serve the remaining two-years of the term expiring at the 2021 Annual Meeting.

Each director nominee has indicated his or her willingness to serve the full directorship term for which he or she has been nominated.  However, if, prior to the Annual Meeting, any one or more of these three director nominees should become unwilling or unable to serve, then (i) the shares represented by proxy will be voted for the election of such other person as may be designated by the Board, (ii) the Board may leave the position unfilled, or (iii) the Board may reduce the authorized number of directors, as provided in our By-Laws.

Please see “The Board of Directors and its Committees” below for information about the director nominees and the other current members of the Board, each of whom will continue to serve following the Annual Meeting.

Directors are elected by plurality vote; however, our Board has adopted a majority voting policy in uncontested elections. Each of our current directors, including all three director nominees, has delivered an irrevocable resignation letter for the Board’s consideration in the event that he does not receive more “FOR” than “AGAINST” votes in an uncontested election. If an incumbent director fails to receive the required vote for re-election, our Board, after considering the recommendation of its Nominating and Governance Committee and any factors it deems relevant, will determine whether to accept the resignation. Any director whose resignation is under consideration will abstain from participating in that decision.

The Board unanimously recommends that you vote “FOR” election of each of the three director nominees.

PROPOSAL NO. 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
(“SAY-ON-PAY” PROPOSAL)

We are seeking stockholder approval of the compensation of our executive officers (our “Named Executive Officers” or “NEOs”) as disclosed in this proxy statement.  This disclosure includes the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and the accompanying narrative compensation disclosures.  This non-binding advisory proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).  Stockholders are asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the Company’s 2019 Annual Meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, is hereby APPROVED.”

Our core executive compensation philosophy and practice are based on a pay-for-performance philosophy, balancing a fixed base salary with annual cash and long-term equity incentive opportunities. We believe that our compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all of the relevant information in this proxy statement including our CD&A (including its Executive Summary), the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

Because this is an advisory vote, it will not be binding on the Board and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our NEOs.  However, we understand that our executive compensation practices are important to our stockholders. Our Compensation Committee will consider the outcome of this vote when considering future executive compensation arrangements.

The Board unanimously recommends that you vote “FOR” approval of this say-on-pay proposal.

PROPOSAL NO. 3 — APPROVAL OF THE APPOINTMENT OF KPMG LLP

The Audit Committee has recommended, and the Board subsequently approved the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm (our “independent auditor”) to perform the audit of the Company’s financial statements for 2019.  KPMG was the Company’s independent auditor for the fiscal years ended December 31, 2017 and 2018. Although ratification is not required by our Bylaws or otherwise, our Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice.  If the stockholders do not ratify the appointment of KPMG by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal, the audit committee will reconsider the selection of the independent auditors.

Abstentions will be counted as votes against this proposal.  Because this is a discretionary proposal, shares held by brokers, banks and other nominees may be voted with respect to this proposal even if the beneficial owner of such shares does not provide voting instructions.  With respect to shares held of record, if no voting specification is made on a properly returned or voted proxy card, the proxies named in the proxy card will vote FOR ratification of the appointment of KPMG as our independent public accounting firm for fiscal 2019.

Representatives of KPMG are expected to be in attendance at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from stockholders.

The Board unanimously recommends that you vote “FOR” the approval of the appointment of
KPMG LLP as the Company’s independent registered public accounting firm for 2019.

CORPORATE GOVERNANCE

We conduct our business under the direction of our Board. Members of the Board devote the time, energy, and attention as necessary to ensure diligent performance of their duties.  The Board has adopted corporate governance practices designed to aid the Board and management in the fulfillment of their respective duties and responsibilities to our stockholders.

Corporate Governance Guidelines

Our Corporate Governance Guidelines, first adopted by the Board in 2007, work together with our Certificate of Incorporation, By-laws, and Board committee charters to form the framework for the governance of the Company. These Guidelines set forth the practices the Board follows in making decisions regarding board composition and selection, the frequency of board meetings, involvement of senior management in board meetings, Chief Executive Officer performance evaluation and succession planning, compensation and board committees.

Code of Ethics

The Company has adopted a code of ethics that applies to its senior accounting and financial officers, including the Chief Executive Officer and Chief Financial Officer, as required by the rules of the SEC and Rule 406 of the Sarbanes-Oxley Act of 2002. The Code of Ethics, as well as other governance documents, is available as described below under “Website Availability of Governance Documents.” Any changes in, or waivers to, the Code of Ethics for the Company’s directors, executive officers, and certain senior financial officers are posted on the Company’s website within five business days and maintained for at least twelve months.

Website Availability of Governance Documents

You can access our Certificate of Incorporation, By-laws, Code of Business Conduct and Ethics, Corporate Governance Guidelines, and Stockholder Communication Policy, as well as the Audit, Nominating and Governance, and Compensation Committee Charters under “Corporate Governance” in the “Investors” section of our website at www.oriongroupholdingsinc.com. Information contained on the Company’s website or any other website is not incorporated into this proxy statement and does not constitute a part of this proxy statement. Additionally, any stockholder who so requests may obtain a printed copy of the governance documents from our Corporate Secretary at the address indicated on the first page of this proxy statement.

Communications with the Board

Stockholders and other interested persons wishing to communicate with the Board, including with the Chairman of the Board or any other non-management directors, may do so by the following means:

Email:	pbuchler@orn.net
Mail:	Board of Directors
Attn: Corporate Secretary
Orion Group Holdings, Inc.
12000 Aerospace Avenue, Suite 300
Houston, TX 77034

For more information regarding how to contact the Board, including any committee of the Board, you may access our stockholder communications policy at www.oriongroupholdings.com/Corporate-Governance.html.

Director Independence

NYSE listing rules require a majority of our directors to be independent. In accordance with these rules, our Board has reviewed the relationships between the Company and each director and has affirmatively determined that, as of the record date, each of Messrs. Amonett, Caliel, Daerr, and Pearson and Ms. Sullivan has no direct or indirect material relationships with the Company or any member of management, and thus each of them satisfies the NYSE’s definition of an independent director. Mr. Shanfelter, who has served as a director since 2007, was an independent director prior to his March 22, 2019 appointment as our Interim Chief Operating Officer but no longer satisfies that definition.  In addition, Mr. Stauffer, our current President and Chief Executive Officer, is not independent.

Members of the Audit and Compensation Committees must meet heightened standards of independence in accordance with the requirements of the NYSE corporate governance listing standards and SEC rules and regulations. The Board also has determined that each of the members of the Audit, Compensation, and Nominating and Governance Committees has no material relationship with the Company and satisfies the independence criteria (including the enhanced criteria with respect to audit and compensation committee membership) set forth in the applicable NYSE listing standards and SEC rules.

Nomination of Directors

The Board is responsible for nominating a slate of candidates for Board membership, and acts through its Nominating and Governance Committee, to review the composition of the Board, and screen and recruit potential director nominees in consultation with the Chairman of the Board and the Chief Executive Officer. Although the Nominating and Governance Committee has not established specific minimum qualifications for a position on the Board, the Committee seeks candidates who individually demonstrate a high ethical standard, a wide range of business experience at the policy-making level, diversity and the ability to exercise sound and mature judgment in matters that relate to the current and long-term objectives of the Company.

While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, the Nominating and Governance Committee believes that a diversity of background, education, experience and social perspective, as well as independence, and the ability to represent the best interests of all stockholders, contribute to an optimal balance of Board members. Although we believe that the current membership of our Board represents a diversity of thought and perspective, the Board has recognized that the Company can and should do more to broaden diversity of its membership in a more traditional sense (including gender, racial, and ethnic diversity).  In furtherance of that commitment, when we most recently considered board refreshment, one of the two individuals appointed as a director, effective January 1, 2019, was Mary E. Sullivan, our first female director.  Our Board remains committed to considering diversity issues in evaluating the membership of the Board on a going forward basis.

Board Leadership Structure

Our Chairman of the Board is an independent director. We believe that having a chairman independent of management provides critical and independent thinking with respect to the Company’s strategy and long-term objectives. Our President and Chief Executive Officer serves on the Board and provides in-depth understanding of the operations of the Company and the issues, opportunities, and challenges facing the Company.

The Board’s Role in Risk Oversight

The members of our Board are actively involved in the oversight of risk that could affect the Company. This oversight is conducted primarily through committees of the Board, as discussed in the charters of each committee and descriptions, below. We have adopted enterprise risk management policies based on the Integrated Framework of the Committee of Sponsoring Organizations (“COSO”). Under these policies, the Chief Executive Officer, Chief Financial Officer, and General Counsel periodically report on the Company’s risk management policies and practices to relevant Board Committees and to the full Board. The Audit Committee provides direction on risks identified by management through its annual risk assessment related to financial reporting and internal controls and provides a central oversight role with respect to financial and compliance risks, including compliance with the Foreign Corrupt Practices Act. Our Compensation Committee considers potential risk related to the Company’s overall compensation programs and effectiveness at linking executive pay to performance and aligning the interests of our executives and stockholders. Key risks to the Company’s operations, liquidity, and strategies are considered by the full Board.

Board/Committee Primary Areas of Risk Oversight

Full Board
Risk management process, structure, and overall policies and practices for enterprise risk management; strategic risks associated with business plans, significant capital transactions, including acquisitions and divestitures; and other significant risks such as major litigation, business development risks and succession planning

Audit Committee	Major financial risk exposure; significant operational, compliance, reputational, and strategic risks
Nominating and Governance Committee
Risks and exposures related to corporate governance, effectiveness of the Board and its committees in overseeing the Company, review of director candidates, conflicts of interest and director independence

Compensation Committee
Risks related to executive recruitment, assessment, development, retention and succession policies and programs; and risks associated with compensation policies and practices, including incentive compensation

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following table sets forth the names, ages and positions of our director nominees and our continuing directors as of the date of this proxy statement.

	Current Position	Age	Class	Director Since	Term Expires
Nominees for Director
Austin J. Shanfelter(1)	Director and Interim Chief Operating Officer	61	III	2007	2019
Mary E. Sullivan	Director	62	III	2019	2019
Michael J. Caliel(2)	Director	59	II	2019	2021
Continuing Directors
Richard L. Daerr, Jr	Chairman of the Board of Directors	74	II	2007	2021
J. Michael Pearson	Director	71	II	2006	2021
Thomas N. Amonett	Director	75	I	2007	2020
Mark R. Stauffer	President, Chief Executive Officer & Director	56	I	2015	2020

(1)
Mr. Shanfelter, who has served as an outside director since 2007, was appointed to serve as our interim Chief Operating Officer effective March 22, 2019, while the Company conducts a search for a longer-term replacement.  As noted elsewhere in this proxy statement, in anticipation of his appointment as an interim officer, Mr. Shanfelter stepped down from the two Board committees on which he served (the Compensation and Nominating and Governance Committees).

(2)
As a Class II director, Mr. Caliel’s term would typically end in 2021; however, since he was appointed by the Board to fill a vacancy, the Board has determined to put him forth for stockholder election at the Annual Meeting for the remaining two years of his term (along with Ms. Sullivan, who was also appointed by the Board and whose term as a Class III director expires at the Annual Meeting).

Nominees for Directors

The following sets forth certain biographical information for each of the director nominees, including his or her position with the Company and his or her business experience during the past five (5) years.

Austin J. Shanfelter — Mr. Shanfelter has been a member of our Board and a Class III director since May 2007 and served as Chairman of our Compensation Committee from May 2007 and as a member of the Nominating and Governance Committee from May 2010, in both cases, until his appointment as our Interim Chief Operating Officer on March 22, 2019. He served until December 18, 2008, as a member of the Board of Directors of MasTec, Inc. (NYSE: MTZ), a publicly traded specialty contractor, and as a special consultant. Mr. Shanfelter served as Chief Executive Officer and President of MasTec from August 2001 until March 2007. From February 2000 until August 2001, Mr. Shanfelter was MasTec’s Chief Operating Officer. Prior to being named Chief Operating Officer, he served as President of one of their service offerings from January 1997. Mr. Shanfelter has been in the telecommunications infrastructure industry since 1981. Mr. Shanfelter has been a member of the Society of Cable Television Engineers since 1982 and the National Cable Television Association since 1991. Mr. Shanfelter is a former President of the Power and Communications Contractors Association (“PCAA”). Mr. Shanfelter also has served as a member of the Board of Directors of Patriot National INC. (NYSE: PN) Insurance services company and has served as Chairman of Global HR Research LLC. As of August 2012, Mr. Shanfelter began serving as a member of the Board of Directors of Sabre Industries, a leading manufacturer of power delivery structures. Mr. Shanfelter’s achievements as an executive and director of MasTec, Inc., his many years of service as its Chief Executive Officer and President, and prior to this, its Chief Operating Officer, as well as his service on the board of other diverse entities, provide us with industry insight and perspective and qualify him to serve as one of our directors. The National Association of Corporate Directors has designated Mr. Shanfelter a Governance Fellow.

Mary E. Sullivan – Ms. Sullivan has been a member of our Board and a Class III director since her appointment to the Board effective January 1, 2019 and since that date has served as Chair of our Audit Committee and as a member of the Nominating and Governance Committee. Ms. Sullivan currently serves as CFO for Susser Holdings II, L.P.  From 2000 to 2015, Ms. Sullivan worked for Susser Holdings Corporation (NYSE: SUSS), a company engaged in convenience store and fuel distribution operations, as Vice President of Finance and as Executive Vice President, Treasurer and Chief Financial Officer.  From 2012 to 2015, Ms. Sullivan also served as Executive Vice President, Treasurer and Chief Financial Officer of Susser Holdings’ subsidiary, Susser Petroleum Partners (NYSE:  SUSP/SUN).  From 1999 to 2000, Ms. Sullivan served as Director of Finance for the City of Corpus Christi.  Prior to this, Ms. Sullivan served as Controller of Elementis Chromium, LP, a chrome chemical manufacturer, from 1993 to 1999.  From 1979 to 1992, Ms. Sullivan served in accounting positions and as Treasurer for Central Power and Light Company.  Ms. Sullivan also has been a director of Affiliated Bank, a privately-owned community bank, since 2018, serving as the Audit Committee Chair.  Ms. Sullivan is a Certified Public Accountant, a Certified Management Accountant, a Chartered Financial Analyst, Chartered Global Management Accountant and a Project Management Professional.

Michael J. Caliel – Mr. Caliel has been a member of our Board and a Class II director since his appointment to the Board effective January 1, 2019 and since that date has also served as a member of the Audit and Compensation Committees. Mr. Caliel served as President and Chief Executive Officer for Layne Christensen Company (NASDAQ:  LAYN) from 2015 to 2018, where he also served as a member of the Board of Directors.  Prior to this, from 2011 to 2014, Mr. Caliel served as President and Chief Executive Officer of Invensys Operations Management, a Division of Invensys PLC and from 2006 to 2011, he served as President, Chief Executive Officer and Director of Integrated Electrical Services, Inc. (NASDAQ-IESG). From 1993 to 2006, Mr. Caliel held various positions at Invensys, Inc. including President, Americas; President, North America and Europe, Middle East and Africa; and President, Invensys Process Systems.  Prior to this, from 1991 to 1993, Mr. Caliel was Director of Marketing, Hydrocarbon Processing Industries for Honeywell, Inc. and from 1981 to 1991 he held a number of positions of increasing responsibility at Asea Brown Boveri (ABB), Inc.

Background of the Continuing Directors

Richard L. Daerr, Jr. — Mr. Daerr has served as non-executive Chairman of the Board and as a Class II director since May 2007 and is currently serving as a member of the Nominating and Governance Committee and as the Chair of the Compensation Committee. Mr. Daerr founded RK Enterprises in 1997, a firm that has assisted companies and investor groups in developing and implementing strategic plans and initiatives focused primarily on the energy, biotechnology, engineering and construction, and pharmaceuticals industries. From 1994 to 1996, Mr. Daerr served as President and Chief Executive Officer of Serv-Tech, Inc., an industrial services company that was listed on the NASDAQ. Mr. Daerr worked for CRSS, Inc. from 1979 to 1992 where he served as General Counsel and Chief Administrative Officer and as the President and Chief Operating Officer from 1990 to 1992. Prior to its acquisition, CRSS, Inc. was a NYSE listed company and one of the largest engineering, architectural and construction management companies in the U.S. as well as one of the largest independent power producers in the U.S. CRSS owned a controlling interest in NATEC, Inc., a NASDAQ listed environmental services company of which Mr. Daerr was a director. From 1976 to 1979, Mr. Daerr was Associate Counsel with Dresser Industries, Inc., an industrial equipment and materials supply company. From 1972 to 1976, he was a trial attorney with the antitrust division of the United States Department of Justice. Mr. Daerr has served on the boards of several private and public companies, including TIMEC Company, Inc., a refinery turnaround maintenance company and from 2002 to 2007, he served as Chairman of its Independent Committee and served on its Audit Committee. From 2003 to 2014, Mr. Daerr served as a director and on the Audit Committee of DISA, Inc., an industrial drug testing and background checking company. From 2011 to 2015, Mr. Daerr served as a director and on the Audit Committee of ENTACT, Inc., an environmental remediation firm. In March 2015, Mr. Daerr began serving as a director of MES Partners, Inc., a broad-based industrial service company.

Mr. Daerr brings a vast amount of diverse experience to our Board, as he has served on numerous boards of public, private and not-for profit companies, as well as serving as a committee member within those boards. Mr. Daerr has been a consultant to various companies in the areas of strategic planning, acquisitions, divestitures and capital market transactions. As a former attorney with the Department of Justice and as counsel to other businesses in the public and private sector, Mr. Daerr has dealt with many of the laws and regulatory issues that affect public companies today. The National Association of Corporate Directors has designated Mr. Daerr a Governance Fellow.

J. Michael Pearson — Mr. Pearson served as our President and Chief Executive Officer from 2006 and as a Class II director since May 2007.  Mr. Pearson retired as Chief Executive Officer on December 31, 2014, whereby he changed from a management to non-management director of the Company. The Board determined that, effective as of January 1, 2018, the day after the third anniversary of his retirement, Mr. Pearson is an independent director.  Mr. Pearson joined us as Chief Operating Officer in March 2006 from Global Industries, Inc. (NASDAQ: GLBL), an offshore marine construction company, where he served as Chief Operating Officer from May 2002 to November 2005 and Senior Vice President, Strategic Planning from February 2002 to May 2002. Prior to joining Global Industries, Inc., Mr. Pearson served as a General Manager for Enron Engineering and Construction Co. from 2000 to 2001. Prior to that position, Mr. Pearson served as Executive Vice President for Transoceanic Shipping Co. in 1999 and President and Chief Executive Officer for International Industrial Services, Inc. from 1997 to 1999. From 1973 to 1997, Mr. Pearson served in various management capacities at McDermott International, Inc. (NYSE: MDR), including as Vice President and General Manager. Mr. Pearson is a registered Professional Engineer in Louisiana, Idaho and Texas. Mr. Pearson currently serves as Past President and Life Director of the Board of Directors of Louisiana Tech University’s Engineering & Science Foundation (“ESF”), a corporation that supports the activities and programs for the Dean of the college of Engineering & Science at the University.

Mr. Pearson brings extensive industry knowledge to our Board of Directors and provides critical management insight regarding the challenges and opportunities facing the Company. He has over 40 years’ management, operational and strategic experience in global marine construction related fields. He is also actively involved in numerous industry associations. His engineering experience is also of significant value as a Board Member. The National Association of Corporate Directors has designated Mr. Pearson a Board Leadership Fellow.

Thomas N. Amonett --- Mr. Amonett has been a member of our Board and a Class I director since May 2007 and serves as the Chairman of the Nominating and Governance Committee, and as a member of the Audit Committee.  He served as President and Chief Executive Officer of Athlon Solutions LLC, a manufacturer and distributor of specialty chemicals and related services primarily to the refining and petrochemical industries, from April 2013 to May 2018.  From November 1999 to April 2013, he was President, Chief Executive Officer and a director of Champion Technologies, Inc., a manufacturer and distributor of specialty chemicals and related services primarily to the oil and gas industry.  From July 2007 to November 2015, Mr. Amonett was a director of Hercules Offshore, Inc., a provider of contract oil and gas drilling services and liftboat services and served as Chairman of the Nominating and Governance Committee. Mr. Amonett has been a director of Bristow Group Inc. (NYSE: BRS), a global provider of helicopter and other aviation services, since 2006, where he currently serves as Executive Vice Chairman of the Board and previously served as a member of the Audit Committee and Chairman of the Compensation Committee.  Mr. Amonett also serves as a director of T. F. Hudgins Incorporated and as Chairman of the Board of Ergon, Inc., both private companies.

Mr. Amonett is qualified to serve as one of our directors, based on his considerable management, operational and financial experience in a wide range of industries. Of particular note is his service as President and Chief Executive Officer of several companies, his service as a director of other companies and his corporate governance experience and expertise. The National Association of Corporate Directors has designated Mr. Amonett a Board Leadership Fellow.

Mark R. Stauffer — Mr. Stauffer has served as Chief Executive Officer of the Company effective January 2015 and has served as its President since February of 2014. Prior to this, Mr. Stauffer, served as Executive Vice President and Chief Financial Officer from 2007 to 2014, and as Vice President and Chief Financial Officer from 1999, when he joined the Company, to 2007. Mr. Stauffer also served as Secretary from 2004 until 2007. Mr. Stauffer has been a member of our Board and a Class I director since January 2015. Prior to joining the Company, Mr. Stauffer served in various capacities at Coastal Towing, Inc. from 1986 to 1999, including Vice President and Chief Financial Officer. Mr. Stauffer has over 30 years of experience in the marine and construction industries and is a Certified Public Accountant.

Mr. Stauffer brings extensive industry knowledge to our Board of Directors and provides critical management insight regarding the challenges and opportunities facing the Company. He has over 30 years’ financial, management, operational and strategic experience in the marine and construction industries, including extensive marine construction experience. As a Certified Public Accountant, his financial and accounting experience is also of significant value as a Board Member. The National Association of Corporate Directors has designated Mr. Stauffer a Governance Fellow.

Meetings of the Board of Directors

Directors are expected to attend all meetings of the Board and each committee on which they serve, and the Board encourages all its members to attend each Annual Meeting of Stockholders.

The Board of Directors held eight (8) meetings during 2018.  Each director, other than Gene G. Stoever, attended 100% of all meetings of the Board of Directors and committees on which he or she served, and all then-current directors attended the 2018 Annual Meeting of Stockholders.  Due to health reasons, Mr. Stoever was unable to attend the Annual Meeting of Stockholders nor did he attend three of the eight meetings held in 2018.  Mr. Stoever, who served on the Board from 2007 until his resignation effective December 31, 2018, died on January 13, 2019.

Non-management directors meet in executive session on a regular basis, generally at both the beginning and the end of each regularly-scheduled Board meeting. The Chairman of the Board presides over the executive session. In addition, the Audit Committee has adopted a practice of reserving time at each meeting to meet without members of Company management present. The Compensation Committee has adopted a similar practice.

Committees of the Board

The Board has three standing committees; the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. These committees are comprised exclusively of independent directors as defined by the listing standards of the New York Stock Exchange. Each committee is governed by a written charter approved by the Board of Directors. A copy of each charter is available on the Company’s website at www.oriongroupholdingsinc.com.

The Audit Committee assists the Board in overseeing our accounting and financial reporting processes and the audits of our financial statements. Pursuant to its charter, the Audit Committee has the following responsibilities, among others:

•	To select the independent auditor to audit our annual financial statements;
•	To approve the overall scope of and oversee the annual audit and any non-audit services;
•
To assist management in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of the independent auditor and our internal audit function, and our compliance with legal and regulatory requirements;

•	To discuss the annual audited financial statements and unaudited quarterly financial statements with management and the independent auditor;
•	To discuss policies with respect to risk assessment and risk management; and
•	To review with the independent auditor any audit problems or difficulties and management’s responses.

During 2018, Messrs. Amonett, Daerr and Stoever served on the Audit Committee, with Mr. Stoever serving as its Chair. Effective January 1, 2019, following Mr. Stoever’s departure from the Board, Ms. Sullivan and Mr. Caliel were each appointed to both the Board and the Audit Committee, with Ms. Sullivan succeeding Mr. Stoever as Chair of the Audit Committee. The Board has determined each of the above to be independent under NYSE listing standards and applicable SEC rules. In addition, Ms. Sullivan meets the relevant standards as an “audit committee financial expert” as defined by SEC rules. During 2018, the Audit Committee met four (4) times. A report by the Audit Committee is presented elsewhere in this proxy statement.

The Compensation Committee supports the Board in fulfilling its oversight responsibilities relating to senior management and director compensation. Pursuant to its charter, the Compensation Committee has the following responsibilities, among others:

•	To develop an overall executive compensation philosophy, strategy and framework consistent with corporate objectives and stockholder interests;
•	To review, approve and recommend all actions relating to compensation, promotion and employment-related arrangements for senior management, including severance arrangements;
•	To approve incentive and bonus plans applicable to senior management and administer awards under incentive compensation and equity-based plans;
•	To review and recommend major changes to and take administrative actions associated with any other forms of non-salary compensation; and
•
To review and approve or recommend to the entire Board for its approval, any transaction in our equity securities between us and any of our officers or directors subject to Section 16 of the Exchange Act.

During 2018, Messrs. Shanfelter, Daerr, and Stoever were the members of the Compensation Committee, with Mr. Shanfelter serving as Chair.  Currently, Messrs. Daerr and Caliel are the members of the Compensation Committee, with Mr. Daerr serving as Chair. Although Mr. Shanfelter continues to serve as a director of the Company, he stepped down from all committee service effective March 22, 2019 in order to accept an appointment as the Company’s interim Chief Operating Officer, while the Company conducts a search for a longer-term successor to that role.  The Board has determined each current and then serving member of the Compensation Committee to be independent under the listing standards of the NYSE, both for directors generally and compensation committee members specifically. In addition, the Board determined that each current member of the Compensation Committee is a non-employee director as defined in Rule 16b-3 of the Exchange Act Rule 16b-3 (as were each of Messrs. Stoever and Shanfelter during his period of service on the committee).  The Compensation Committee met six (6) times during 2018. A report by the Compensation Committee is presented elsewhere in this proxy statement.

Compensation Committee Interlocks and Insider Participation.  During 2018, Austin J. Shanfelter, Richard L. Daerr, and Gene G. Stoever served on our Compensation Committee. No Compensation Committee member served as an officer or employee of our Company or any of our subsidiaries prior to or while serving on the Compensation Committee. None of our executive officers served during the last fiscal year on the board of directors or on the compensation committee of another entity, when one of that entity’s executive officers served on our Board of Directors or on our Compensation Committee.

The Nominating and Governance Committee recommends director candidates to the Board, oversees the evaluation of Board and Committee members, develops and monitors corporate governance principles, practices and guidelines for the Board and the Company. Pursuant to its charter, the Nominating and Governance Committee has the following responsibilities, among others:

•
To identify individuals qualified to become Board members and to recommend that the Board select the director nominees for election at annual meetings of stockholders or for appointment to fill vacancies;

•	To recommend to the Board director nominees for each committee of the Board;
•	To advise the Board about appropriate composition of the Board and its committees;
•	To advise the Board about, develop and recommend to the Board appropriate corporate governance practices, principles and guidelines, and to assist the Board in implementing those practices;
•	To lead the Board in its annual review of the performance of the Board and its committees; and
•	To perform such other functions as the Board may assign to the committee from time to time.

During the 2018 fiscal year, Messrs. Amonett, Daerr and Shanfelter were members of the Nominating and Governance Committee.  Currently, Messrs. Amonett and Daerr and Ms. Sullivan are members of this committee, with Mr. Amonett serving as Chair. As noted previously, although Mr. Shanfelter continues to serve as a member of the Board, he stepped down from all committees, effective March 22, 2019, in order to accept an interim appointment as the Company’s Chief Operating Officer.  The Board has determined that each current and then serving member of this committee to be independent as defined in the applicable rules of the NYSE and the SEC. The Nominating and Governance Committee met five (5) times during 2018.

Director Nominations by Stockholders.  Any stockholder who wishes to recommend a nominee for director for the 2020 Annual Meeting of Company Stockholders must send written notice to the Corporate Secretary in accordance with instructions set forth below and later in this proxy statement under the caption “Submission of Stockholder Proposals for 2020 Annual Meeting.”

As provided in our By-laws, any stockholder notice of intention to nominate a director must include:

•	The name and address of the stockholder;
•	A representation that the stockholder is entitled to vote at the meeting at which directors will be elected;
•	The number of shares of the Company that are beneficially owned by the stockholder;
•	A representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

The following information with respect to the person nominated by the stockholder:

•	Name and address;
•	A complete resume or statement of the candidate’s qualifications, including education, work experience, industry knowledge, membership on other boards of directors and civic activity;
•	A description of any arrangements and understandings between the stockholder and the nominee and any other persons pursuant to which the nomination is made;
•	The consent of each such nominee to serve as a director if elected; and
•
Such other information as required to be included in a proxy statement, including information with respect to a candidate’s independence as defined under the rules and regulations of the SEC and the NYSE.

The Nominating and Governance Committee seeks to achieve a Board composed of individuals who have experience relevant to the needs of the Company and who have a high level of professional and personal ethics. In addition, prospective directors must have time available to devote to Board activities. The Nominating and Governance Committee uses a variety of methods and multiple sources to identify and evaluate nominees for directors, including referrals from other directors and management, recommendations by stockholders, and third-party professional search firms.

The Company did not receive any stockholder nominations for director to be considered by the Nominating and Governance Committee for the Annual Meeting and, pursuant to our By-laws, the time has elapsed for any stockholder to properly nominate a candidate for director for consideration at this year’s Annual Meeting.

Annual Performance Evaluations

Annually, the Board and its committees conduct self-performance evaluations and review each committee charter. In addition, our Corporate Governance Guidelines are reviewed and reassessed for adequacy annually.

DIRECTOR COMPENSATION

The following table describes the compensation earned by persons who served as non-employee directors during 2018.  Mr. Stauffer, who serves as our President and Chief Executive Officer in addition to a director, is not entitled to any additional compensation as a director.  All amounts paid to Mr. Stauffer are reported in the charts under “Executive Compensation.”

Name	Fees Earned or Paid in Cash[1] ($)	Stock Compensation[2] ($)	Total ($)
Thomas N. Amonett	80,000	90,000	170,000
Richard L. Daerr, Jr.	158,500	90,000	248,500
J. Michael Pearson	53,500	90,000	143,500
Austin J. Shanfelter	84,000	90,000	174,000
Gene G. Stoever	84,000	90,000	174,000

The Compensation Committee of the Board of Directors retained Pearl Meyer & Partners, an independent consulting firm, to assist in determining the components and amounts of director compensation for 2018 based on comparisons of board compensation in similarly-situated companies.

Our director compensation program typically consists of both cash and equity compensation.  In 2018, the Compensation Committee granted equity awards to our non-employee directors valued at $90,000 per director and currently expects to grant equity awards to non-employee directors during fiscal 2019.  The current schedule of director fees paid in cash is as follows:

Annual Retainer Amount
Board Service Annual Retainer	$50,000
Board Chairman Additional Annual Retainer	$70,000
Audit Committee Chairman Additional Annual Retainer	$20,000
Compensation Committee Chairman Additional Annual Retainer	$20,000
Nominating and Governance Chairman Additional Annual Retainer	$16,000
Additional Annual Retainer for (non-chair) Committee Members	$14,000

All cash retainers are paid quarterly in arrears.  The Company also reimburses non-employee directors for reasonable travel and lodging expenses incurred in attending Board and committee meetings.

1 Amounts in this column represent retainers, meeting fees and chairmanship fees as detailed in the chart below.
2 Each of our non-employee directors was awarded 12,064 shares of common stock during 2018.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth the executive officers of the Company serving as of the date of this proxy statement. All executive officers are appointed by, and serve at the pleasure of, the Board. There is no family relationship between or among any of the Company’s directors and executive officers.

Name	Age	Position with the Company
Mark R. Stauffer	56	President and Chief Executive Officer
Peter R. Buchler	72	Executive Vice President, Chief Administrative Officer, Chief Compliance Officer, General Counsel and Secretary
Robert L. Tabb	34	Vice President, Chief Financial Officer & Treasurer
Austin J. Shanfelter	61	Interim Chief Operating Officer (effective March 22, 2019)

Below is a summary of the business experience of each of our current executive officers other than Messrs. Stauffer and Shanfelter (whose business experience is included under the caption “Background of Continuing Directors,” above).

Peter R. Buchler — Mr. Buchler joined the Company as Vice President, General Counsel and Corporate Secretary in September 2009. He subsequently became the Company’s Chief Compliance Officer and effective January 1, 2010, became Executive Vice President. In 2011, he became our Chief Administrative Officer. Prior to joining the Company, Mr. Buchler founded and operated The Buchler Group, LLC, a consulting firm providing corporate and contracting advisory services to the domestic and international construction industry. From 2003 to 2008, Mr. Buchler worked for Global Industries, Ltd. (formerly NASDAQ: GLBL) in various capacities, including Assistant General Counsel, Vice President Commercial and Subcontracts, and Vice President of Asia Pacific. Prior to this, he served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of Cooperheat-MQS, Inc., and even earlier as Assistant General Counsel, Corporate and subsequently Assistant General Counsel, Marine Construction, Shipbuilding and Industrial Services segments of McDermott International, Inc. (NYSE: MDR).  Mr. Buchler has over 35 years of experience in the marine construction industry, is admitted to practice law in Texas and Louisiana and is designated by The National Association of Corporate Directors as a Governance Fellow.

Robert L. Tabb -  Mr. Tabb has served as the Company’s Vice President and Chief Financial Officer since March 28, 2019. Prior to this, he served as the Company’s Vice President and Interim Chief Financial Officer since November 2, 2018. Mr. Tabb joined the Company in 2014, as Director of Financial Planning and Analysis, and in November 2016 was promoted to Vice President of Finance.  Prior to joining Orion, Mr. Tabb held progressively responsible positions in accounting, finance and mergers and acquisitions with Mattress Firm, Inc., MXenergy, Inc. and J. Richard Claywell, CPA. Mr. Tabb has twelve years of public company accounting and financial management experience.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, certain of its officers and persons who own more than 10% of the Company’s equity securities, or insiders, to file with the SEC reports of beneficial ownership of those securities and certain changes in beneficial ownership on Forms 3, 4 and 5 and to furnish the Company with copies of those reports.

Based solely on a review of the copies of these reports furnished to the Company and representations that no other reports were required during the year ended December 31, 2018, we believe that our executive officers and directors have complied in a timely manner with all Section 16(a) filing requirements during 2018.

Beneficial Owners

The following tables, based in part upon information supplied by officers, directors and certain stockholders, sets forth the ownership of the Company’s outstanding common stock as of the record date by:

(1)	Each person or entity who is known by the Company to own beneficially more than 5% of the Company’s outstanding common stock;
(2)	Each of the Company’s directors;
(3)	Each of the Company’s named executive officers, and
(4)	All directors and executive officers of the Company as a group.

Name and Address of 5% Stockholders	Shares Beneficially Owned	Percent of Shares[1]
BlackRock, Inc.[2]	4,277,159	14.9
Russell Investments Group, Ltd.[3]	3,045,714	11.3
Boston Partners[4]	2,917,601	10.2
Dimensional Fund Advisors LP5	2,432,909	8.5
The Vanguard Group, Inc.[6]	1,548,979	5.4
Invesco Ltd.[7]	1,472,259	5.1

1 Calculated based on 28,751,715 shares of common stock outstanding on the record date.
2 Based on information set forth in a Schedule 13G filed with the SEC on January 31, 2019, by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, BlackRock reports that it and its subsidiaries listed on Exhibit A of the Schedule 13G have sole voting power for 4,224,698 shares, and sole dispositive power over all reported shares.
3 Based on information set forth in a Schedule 13G filed with the SEC on January 29, 2019, by Russell Investments Group, Ltd., 1301 Second Avenue, Suite 1800, Seattle, WA 98101, a holding company, reports that it has sole voting and shared dispositive power over all reported shares.
4 Based on information set forth in a Schedule 13G/A filed with the SEC on February 8, 2019, by Boston Partners, One Beacon Street, 30th Floor, Boston, MA 02108. Boston Powers, an investment adviser, reports that it has sole voting power for 967,262 shares and sole dispositive power over all reported shares.
5 Based on information set forth in a Schedule 13G filed with the SEC on February 8, 2019, by Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional Fund Advisors LP, an investment adviser, reports that it, and in certain cases its subsidiaries, have sole voting power for 2,331,628 shares and sole dispositive power over all reported shares.
6 Based on information set forth in a Schedule 13G filed with the SEC on February 11, 2019, by The Vanguard Group - 23-1945930, 100 Vanguard Blvd., Malvern, PA 19355. Vanguard reports that it and its subsidiaries listed on Appendix A of the Schedule 13G have sole voting power for 37,218 shares and sole dispositive power for 1,511,761 shares and shared dispositive power for 37,218 shares reported.
7 Based on information set forth in a Schedule 13G filed with the U.S. Securities and Exchange Commission on February 12, 2019, by Invesco Ltd., 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309. Invesco Ltd., an investment adviser, reports that is has sole voting and dispositive power over all reported shares.

Security Ownership of Directors and Officers

Name of Beneficial Owner	Number of Outstanding Shares of Common Stock Owned(1)	Shares Acquirable within 60 days upon the Exercise of Stock Options(2)	Total Beneficial Ownership	Percent of Class(3)
Directors:
Thomas N. Amonett	98,704	-	98,704	*
Michael J. Caliel	8,427	-	8,427	*
Richard L. Daerr, Jr.	90,564	-	90,564	*
J. Michael Pearson	289,542	335,808	625,350	2.2%
Austin J. Shanfelter(4)	197,036		197,036	*
Mary E. Sullivan	8,427	-	8,427	*
Named Executive Officers:
Mark R. Stauffer, also a Director	443,221	397,214	840,435	2.9%
Robert L. Tabb(5)	11,875	10,002	21,877	*
Peter R. Buchler	150,656	106,403	257,059	*
Christopher J. DeAlmeida(6)	4,466	-	4,466	-
Current Directors and Officers as a group (9 Persons):	1,302,918	849,427	2,152,347	7.5%

* Less than 1%

(1)	Includes time- and performance-based restricted shares for which vesting restrictions have not lapsed, however, the recipient retains voting rights.
(2)	Includes shares of our common stock that may be acquired under outstanding stock options that are currently vested or will vest within 60 days of the record date.
(3)
Calculated based on 28,751,715 shares of common stock outstanding on the record date. For each individual who holds options, this percentage is determined by assuming he exercises all of his options that are vested on or within 60 days of the record date.

(4)	Mr. Shanfelter was appointed to serve as our interim COO effective March 22, 2019, while the Company conducts a search for a longer-term successor to the role.
(5)	Was appointed as our interim CFO effective November 2, 2018 and on March 28, 2019, he was appointed CFO.
(6)	Departed from the Company effective November 2, 2018.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation philosophy and objectives, each element of our executive compensation program and how the Compensation Committee of the Board of Directors (referred to throughout this CD&A as the “Committee”) made its compensation decisions for our 2018 named executive officers (“NEOs”) listed below:

NEO	CURRENT TITLE
Mark R. Stauffer	President and Chief Executive Officer
Peter R. Buchler	Executive Vice President, Chief Administrative Officer, General Counsel, Corporate Secretary and Chief Compliance Officer
Robert L. Tabb	Vice President and Chief Financial Officer
Christopher J. DeAlmeida	Former Executive Vice President, Chief Financial Officer, and Treasurer

Executive Summary

It is our goal to be the premier specialty construction company, focused on providing solutions for our customers across the infrastructure, industrial, and building sectors, while maintaining a healthy financial position and maximizing stakeholder value. Our executive compensation programs are structured to support our business strategy and to ensure long-term alignment between our executives and our shareholders.

2018 Business Overview

Our Company, together with our subsidiaries and affiliates, is a leading specialty construction company in the infrastructure, industrial, and building sectors in the continental United States, Alaska, Canada, and the Caribbean Basin through our marine construction and concrete segments.  Our marine segment services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Our concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial structural and other associated business areas.

In 2018, we recorded revenues of $520.9 million, of which $277.0 million was attributable to our concrete segment and the remaining $243.9 million to our marine segment. Our consolidated full year 2018 revenues were lower when compared to 2017 and we recorded a net loss of $94.4 million, as compared with a net income of $400 thousand in the prior year.  In 2018, the Company recognized the following non-cash charges and other non-recurring costs:

•	Change in project cost estimates	$22.8M
•	Reserve on disputed accounts receivable	$4.3M
•	Goodwill impairment charges	$69.5M
•	Legal settlement	($5.5)M
•	Unamortized debt issuance costs on debt extinguishment	$2.2M
•	Tax rate 21.8% applied to one-time charges	($20.3)M
•	Federal and state valuation allowances	$10.9M

Excluding the aforementioned charges, adjusted net loss would have been $10.5 million in 2018. Additional highlights from fiscal 2018 included the following:

•	Continued strong demand for services across market segments;
•	Further developed our targeted infrastructure, industrial and building sectors;
•	Bid on $3.1 billion of projects during 2018, with a win rate of 19%; and
•	Backlog of work under contract as of December 31, 2018 was $440.6 million, a record high, which compares with backlog under contract at December 31, 2017 of $360.6 million, or an increase of 22%.

Net loss in 2018 was driven by full impairment of goodwill amounting to $69.5 million, unfavorable changes in cost estimates on certain projects, unfavorable customer driven project disruptions and delays, and weather patterns. We have a continued focus on our strategic plan and belief in the company’s long-term outlook, which provides us with confidence as we enter 2019. With record high backlog in hand, we remain excited about the future and believe we have solid fundamentals for future success.

The following chart shows our business performance over the past six years, using revenues as reported in our audited financial statements and Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), a non-GAAP measure that is important as a key financial performance measure for us because it is allows our management team and other reviewers of our financial statements (such as investors and analysts) to assess the financial performance of our assets without regard to financing methods, capital structure, or historical cost. EBITDA is also a key metric in the annual incentive plan for our NEOs. As shown, while 2018 revenues and EBITDA declined relative to FY 2017, we believe the chart below underscores the longer-term growth we have experienced over the period.

Performance Over the Past Six Years 2013 – 2018 ($ millions)

The GAAP financial measure that is most directly comparable to EBITDA is net income. For each of the fiscal years included in the chart above, our net income or loss, as reported in our audited financial statements, was as follows: fiscal 2013, net income of $0.3 million; fiscal 2014, net income of $6.9 million; fiscal 2015, net loss of $8.1 million; fiscal 2016, net loss of $3.6 million; fiscal 2017, net income of $0.4 million and fiscal 2018, net loss of $94.4 million.

Summary of 2018 Executive Compensation Decisions

As described in greater detail below, the three primary components of our program are base salaries, annual bonus opportunities (under either our NEO Bonus Plan (the “NBP”) or our Corporate Office Bonus Plan (“COBP”)) and long-term equity incentive awards. Highlights of our program for fiscal 2018 include:

•	Base Salaries: none of the NEOs received base salary increases in 2018, except upon his promotion to Interim Chief Financial Officer, Mr. Tabb received a sixteen percent (16%) increase.
•
Annual Bonus Plan: For 2018, all of our NEOs except Mr. Tabb participated in the NBP while Mr. Tabb, who was not appointed as an executive officer until November 2018, was a participant in the COBP.  With respect to the NBP, we did not achieve sufficient cash flow performance for fiscal 2018 to fund a payout and none of the participating NEOs earned a bonus with respect to fiscal 2018 performance.  Under the COBP, participants (including Mr. Tabb) are eligible to earn quarterly bonuses based on the Company’s achievement of operating income goals for a given quarter.  For 2018, Mr. Tabb earned a total bonus of $33,815 bonus under the COBP.

•
Equity Awards: the Committee approved awards using the same mix of restricted stock, stock options and performance shares that were granted during 2017 and such grants align with the median equity grants made to similarly situated executives in our peer group.

2018 Executive Compensation Approach

In 2018, the Committee set target total direct compensation (i.e., base salary, target NBP award, and target long-term incentive award) consistent with our long-standing compensation philosophy, which:

•	Provides an externally competitive compensation package to help attract, motivate, and retain top executive talent;
•	Places the majority of executive pay at risk; and
•	Ties executive pay to long-term growth in stockholder value.

NEO Target Total Direct Compensation Mix 2018

CEO Pay At-A-Glance

As noted, our program is structured to place a majority of NEO compensation at risk with realized value dependent upon Company performance. The chart below provides a summary of total direct compensation for our CEO, Mr. Stauffer, for the years 2016, 2017 and 2018. The chart provides a comparison of Mr. Stauffer’s target compensation opportunity to his realizable compensation based upon financial and stock price performance through the end of each year. As shown:

•	Mr. Stauffer has not been paid a bonus in any of the past three years; and

•
The realizable value of Mr. Stauffer’s equity-based compensation at the end of each year in relation to his target or grant-date value for the year is aligned with the Company’s total shareholder return performance.

CEO REALIZABLE PAY ALIGNED WITH PERFORMANCE

Definitions
Component of Pay	Target	Realizable
Base Salary	Annualized Salary	SAME
Annual Incentive	Target Opportunity	Actual Award Earned (if any)
Restricted Stock	Grant Date Face Value	Face Value on 12/31
Stock Options	Grant Date Fair Value	Intrinsic Value on 12/31
Performance Units	Grant Date Value of Target Award	Face Value of Target Award on 12/31

2018 Say On Pay Vote

The Committee values the input of our stockholders. At our 2018 annual meeting of stockholders, we received over 97% support for our executive compensation program. The Committee values stockholders’ input on the design of our program and believes the 2018 vote result demonstrates strong stockholder support for the Company’s approach to executive compensation.

As we continue to grow, we are committed to continuing to ensure the alignment of our business priorities and stockholder interests. The Committee will continue to review and evaluate our program during 2019 in order to determine what, if any, additional changes are appropriate for the coming year.

Our Executive Compensation Practices

Adherence to executive compensation best practices is a critical component of good corporate governance, aids our Committee in its decision-making process, enhances our ability to manage compensation-related risk, and is always in the best interests of our stockholders and executives. Below are highlights of our current practices and policies that guide our executive compensation program:

What We Do		What We Don’t Do
✓	Pay for performance	X	No tax gross ups
✓	Significant emphasis on at-risk pay	X	No repricing of stock option awards
✓	Executive and director stock ownership requirements	X	No hedging of Company stock
✓	Independent Compensation Consultant	X	No special benefits or perquisites for NEOs
✓	Double-trigger vesting of equity awards upon a change of control	X	No accelerated vesting upon termination, except after a change of control

Compensation Program Overview: What Guides Our Program

Our Compensation Philosophy and Objectives

Our Company is one of the leaders in the specialty construction industry because it has an array of highly-experienced people, strength in resources, and the geographic reach to provide customers a full suite of turn-key specialty construction solutions that meet even the most challenging needs.  Maintaining this leading posture and ensuring we are positioned for future success requires that we attract, retain, and engage the talent necessary to grow the company, to ensure the quality and sustainability of that growth, and to produce positive long-term returns for our stockholders.

We have designed our executive compensation program to provide an externally competitive and internally equitable total rewards package that reflects individual and company performance, job complexity, and strategic value of the position while ensuring long-term retention and motivation. Our philosophy has been to closely align the compensation paid to our executives with the performance of the company on both a short-term and long-term basis, and to set performance goals that support the Company’s long-term goals. Because of our emphasis on pay-for-performance, our executive compensation has historically been heavily weighted toward incentive (variable) compensation, which is directly tied to achieving results. As performance goals are met or exceeded, executives are rewarded commensurately; conversely, if goals are not met, actual earned compensation is lower.

To further our mission of producing superior financial returns for our stockholders, we have designed our program to with the following objectives:

OBJECTIVES	GUIDING PRINCIPLES
	Generally	Specifically
Retain and attract highly qualified executives	Pay competitively	Use statistics developed from a review of compensation survey data and publicly-disclosed peer company pay data as a reference point to help establish competitive pay opportunities.

Pay for Performance and motivate executives to grow long-term stockholder value	Link a significant part of compensation to our financial and stock price performance, especially long-term performance
Weight executive compensation program in favor of incentive compensation – balancing rewards for driving sustained profitability on an annual basis with equity-based compensation elements in the form of stock options and restricted stock.

Further align executive and stockholder interests	Encourage and facilitate significant ownership of our stock by executives
Make annual equity-based grants in the form of performance shares, stock options and time-based restricted shares – promoting an ownership culture and providing a powerful incentive to grow stockholder value. Share ownership requirements further enhance alignment and focus on long-term ownership.

Principal Elements of Compensation: Total Direct Compensation (“TDC”)

Our philosophy and objectives are supported by the following principal elements of pay in our executive compensation program:

Element	Form	Description	Attract & Retain	Pay for Performance	Align Executive and Stockholder Interests
Base Salary	Cash (Fixed)	• Fixed cash payment for performing day-to-day responsibilities. • Critical in attracting and retaining qualified personnel	✓
Annual Cash Bonus (under NBP)	Cash (Variable)	• Provides competitively annual incentive opportunities for achieving short-term financial goals and other strategic objectives measured over the current year.	✓	✓	✓
Long-Term Incentives (LTI)	Equity (Variable)	• Performance shares of restricted stock with vesting contingent upon achieving multi-year financial performance goals.	✓	✓	✓
• Stock options vest over three years and have no value unless stock price appreciates after the date of grant.
• Restricted shares vest over three years and provide immediate retention value and direct alignment with shareholders by encouraging long-term share ownership.

NEOs are also eligible to receive and participate in other benefits generally available to all Company employees, including a qualified 401(k) savings plan that provides participants with the opportunity to defer a portion of their compensation, up to tax code limitations (and a matching contribution from the Company).  The only benefit provided to our executives that is not generally available to all employee is an automobile allowance for 2018, the value of this perquisite was $15,000 or less per NEO. See page 31 for more information.

The Role of the Compensation Committee

Our Board is responsible for making decisions about the compensation of our NEOs. The purpose of its Compensation Committee, which is composed solely of independent directors, is to assist the Board in discharging this responsibility by, among other things:

•	Reviewing and discussing with management the factors underlying our compensation policies and decisions, including overall compensation objectives;
•
Reviewing and discussing with management the relationship between the company’s compensation policies and practices, including the extent to which those policies and practices create risks for the company;

•	Reviewing and approving all company goals and objectives (both financial and non-financial) relevant to the compensation of the CEO;
•	Evaluating, together with the other independent directors, the performance of the CEO in light of these goals and objectives and the quality and effectiveness of his leadership;
•	Recommending to the Board for approval by the independent directors each element of the compensation of the CEO;
•	Reviewing the performance evaluations of all other members of executive management (the CEO is responsible for the performance evaluations of the non-CEO executive officers);
•
Reviewing and approving (and, if applicable, recommending to the Board for approval) each element of compensation, as well as the terms and conditions of employment, of these other members of executive management; and

•	Granting all awards under our equity compensation plans and overseeing the administration of all such plans.

The Committee works very closely with management and the Committee’s independent consultant to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in its charter, which is available on the Corporate Governance page of our website (www.oriongroupholdings.com/Corporate-Governance.html).

The Role of Management

The CEO, who may attend part of certain Committee meetings at the Committee’s request, assists the Committee in determining the compensation of all other NEOs other than himself. Input provided by our CEO includes:

•	Recommending any annual merit increases to the base salaries of the other NEOs; and
•	Establishing annual individual performance objectives for the other NEOs and evaluating their performance against such objectives, subject to Committee approval.

The other NEOs do not have a role in determining their own compensation, other than discussing their annual individual performance objectives and results achieved with the CEO.

The Role of the Independent Consultant

In furtherance of the Committee’s responsibility, the Committee engaged Pearl Meyer to assist the Committee in evaluating our executive compensation during fiscal 2018. In connection with this engagement, Pearl Meyer reported directly and exclusively to the Committee. During fiscal 2018, Pearl Meyer provided the Committee competitive marketplace compensation data, as well as updates on trends and issues in executive and director compensation and commented on the competitiveness and reasonableness of our executive and director compensation programs.

The Committee regularly reviews the services provided by its outside consultants and, based on the information provided by Pearl Meyer, has determined that Pearl Meyer is independent in providing executive compensation consulting services.

The Role of Benchmarking and Peer Groups

The industry-specific experience of our people is a key reason for the Company’s leading posture in the specialty construction industry. This reputation for excellence in management and leadership make our people attractive targets for other companies. To prevent loss of our executive talent, we seek to provide an overall executive compensation program that competes well against other specialty construction companies, as well as companies in related industries. Each element of compensation is intended to help fulfill this commitment to competitiveness. Retention has been a particularly important goal for us, as we need to retain and motivate those senior executives who are in the best position to keep the Company on course as we return to profitability.

Because retention is an imperative, we consider external survey data and data from peer group compensation disclosures as important market reference points around which to make well-informed compensation decisions. While we do not consider market data to be a prescription, we generally target the median of the market for pay opportunities, with the potential (through annual cash incentives and long-term equity incentives) for executives to earn more or less than the market median depending upon performance.

The Committee periodically reviews the appropriateness of our pay posture in light of company and individual performance, as well as other factors specific to individual executives (such as tenure, internal equity concerns, etc.). No single position in the referenced surveys or within our peer group fully captures the breadth of the responsibilities of certain of our NEOs.

For fiscal year 2018 NEO compensation decisions, the Committee considered market data provided by Pearl Meyer that reflected compensation for a peer group of 16 publicly traded engineering & construction firms. While we have very few direct “peers” in the market, the companies in this group were identified in consultation with Pearl Meyer as potential competitors for talent with businesses of similar financial size and scope. Each year, the Committee reviews the peer group in order to determine whether the companies in the group remain appropriate for comparison to our Company. A summary of the companies included in the 2018 peer group compensation review is provided below.

2018 Compensation Peer Group

Ticker	Company Name	Industry Focus
AEGN	Aegion Corporation	Construction & Engineering
AGX	Argan Inc	Construction & Engineering
ENG	ENGlobal Corp.	Energy Equipment & Services
GV	Goldfield Corporation	Construction & Engineering
GLDD	Great Lakes Dredge & Dock Corporation	Construction & Engineering
GIFI	Gulf Island Fabrication Inc	Energy Equipment & Services
HIL	Hill International Inc	Research & Consulting Services
IESC	IES Holdings, Inc.	Construction & Engineering
FSTR	L.B. Foster Company	Industrial Machinery
LAYN	Layne Christensen Company	Construction & Engineering
MTRX	Matrix Service Company	Energy Equipment & Services
MYRG	MYR Group, Inc.	Construction & Engineering
NWPX	Northwest Pipe Co	Construction & Engineering
STRL	Sterling Construction Co Inc	Construction & Engineering
TISI	Team Inc	Environmental & Facilities Services
VSEC	VSE Corp	Engineering & Consulting Services

At the time of the annual review, our projected 2018 revenues and assets fell within the middle range of the peer group. As in past years, the Committee will review and revise this group as appropriate in 2019.

To supplement the peer group data (which were collected from proxy compensation disclosures), Pearl Meyer also provided compensation statistics from a review of compensation survey data. Data reflected compensation rates across a broad group of general industry companies with revenues comparable to our own. Using a robust survey sample in combination with peer group data (along with the practice of reviewing market quartiles as opposed to averages) mitigates the impact of outliers, year-over-year volatility of compensation levels, and the risk of selection bias.

We refer to the combined peer group data and survey data provided by Pearl Meyer as the “market.”  Based upon data from Pearl Meyer’s competitive review in November 2018, target total direct compensation for our NEOs fell between the market 25th and 50th percentiles on average.

•	Target total direct compensation was about 8% below market median on average (including the target annual value of equity grants in our normal annual program).

•	Actual total direct compensation was about 30% below the market median on average.

While we may evaluate our target executive compensation levels against the survey group of companies, we do not compare our annual incentive plan goals against these companies or any other group of companies. Rather, as discussed below, when we set goals under the NBP, those goals have been based upon our internal business objectives — which, when set each year, represent aggressive but, in the Committee’s estimation, reasonably achievable goals, based on the information then available to the Committee. Accordingly, the relationship between our financial performance and the financial performance of the survey companies does not necessarily affect the relationship between our executive compensation and the executive compensation of that group in a given year.

2018 Executive Compensation Program in Detail

Base Salary

Our primary objective with respect to the base salary levels of our NEOs is to provide sufficient fixed cash income to retain and attract these experienced and valuable executives in a competitive market for executive talent. The base salaries of our NEOs are reviewed and adjusted (if appropriate) annually to reflect, among other things, economic conditions, base salaries for comparable positions from a review of market data discussed previously, the tenure of the officers, and the base salaries of the officers relative to one another. None of the NEOs received base salary adjustments in 2018, aside from Mr. Tabb. Mr. Tabb, who was not a NEO at the beginning of the year, received a normal merit adjustment effective at the beginning of this year, and another salary adjustment in November to reflect his promotion to the Interim CFO position.

		2018 Base Salary ($)
NEO	2017 Base Salary ($)	January - November	November - December	Total Percent Change (%)
Mr. Stauffer	$570,000	$570,000	$570,000	0%
Mr. Buchler	$350,000	$350,000	$350,000	0%
Mr. Tabb	$187,601	$193,230	$225,000	20%
Mr. DeAlmeida	$350,000	$350,000	$350,000	0%

Annual Cash Incentives

NEO Bonus Plan (“NBP”)

Annual cash incentive opportunities for our NEOs are typically provided through our NBP. Annual target incentive opportunities are expressed as a percentage of base salary and are established by the Committee based on the NEO’s level of responsibility and his ability to impact overall results. For 2018, Mr. Stauffer, Mr. Buchler and Mr. DeAlmeida participated in the NBP. As discussed later in this section, Mr. Tabb, who was not an executive officer until November 2018, participated in our Corporate Office Bonus Plan.

Actual bonus payouts depend on the achievement of specific financial goals. For 2018, the Committee set targets on the basis of our achievement of consolidated corporate Net Cash Flow (“NCF”) goals. NCF is defined as EBITDA, prior to any bonus computation, less net capital expenditures for the performance period. EBITDA is a key financial performance measure for our Company because it allows our management team and other reviewers of our financial statements (such as investors and analysts) to assess the financial performance of our assets without regard to financing methods, capital structure, or historical cost. We subtract our net capital expenditures from the NCF computation because we regard investment in our core assets to be a vital component of our operations and feel it should be accounted for in order to appropriately measure management performance on an annual basis. The NCF target set by the Committee for 2018 was $25 million.

In connection with setting targets under the NBP, the Committee also approves a trigger for when the Company begins to accrue for discretionary bonuses. For fiscal 2018, the trigger was NCF of $17 million.

The relationship between the level of NCF performance achieved and overall bonus pool funding is as follows:

Performance Level	NCF Performance Achieved as a % of Target	Bonus Pool Funding as a % of Target(1)
Below Threshold	< 70%	Discretionary (2)
Threshold	70%	50%
Target	100%	100%
Above-Target	110%	150%
Maximum	122%	275%
(1)	Each NEO may earn a maximum incentive award of 200% of his base salary if the Company hits the Maximum level of NCF performance.

(2)	If performance falls below threshold, any bonus paid to the NEOs is in the Committee’s discretion and cannot exceed the total amount accrued for the fiscal year in which it is paid.

Although the Committee generally retains the authority to grant discretionary bonuses to our executives outside of our annual incentive program, historically, except on rare occasions, our Committee has not elected to do so. However, the Committee believes that it is important to have the flexibility to grant discretionary awards if the Company does not achieve one or more specific financial metrics, in the event that the Committee determines that management’s overall performance during the year otherwise merits recognition.  Generally, any related accruals  serve as a cap on any discretionary bonuses, to the extent that the Committee elects to pay them. However, for fiscal 2018, no such amount was accrued.

The formulas for calculating pool funding for performance between levels are as follows:

Performance Level
From Threshold to Target	50%	+	[(% of NCF Goal Achieved – 70%)/60%]	×	Target Pool
From Target to Above Target	100%	+	[(% of NCF Goal Achieved – 100%)/20%]	×	Target Pool
From Above-Target to Maximum	2.5	×	[(% of NCF Goal Achieved – 100%)/20%]	×	Target Pool

NBP Pool Funding

Actual performance for 2018 was below the threshold level in the NBP and no bonuses were paid to NEOs with respect to FY 2018 performance.

The table below provides a summary of the individual target incentive award opportunities, as well as actual awards earned:

	Target Award Opportunity		Maximum Award Opportunity		Actual Award Paid for 2018 Performance
NEO	As a% of Eligible Salary	$	As a% of Eligible Salary	$	As a% of Salary	$
Mr. Stauffer	85%	$484,500	200%	$1,140,000	0%	$0
Mr. Buchler	60%	$210,000	200%	$700,000	0%	$0
Mr. DeAlmeida	60%	$210,000	200%	$700,000	0%	$0

Corporate Office Bonus Plan (“COBP”)

During 2018, Mr. Tabb, who was not named as an executive officer until November, participated in our Corporate Office Bonus Plan. This plan includes certain director-level and executive-level participants below the NEO level. Payouts under the plan are based upon a combination of quarterly enterprise-wide financial performance (defined as Operating Income for 2018) and individual performance. However, individual awards are ultimately based upon CEO determination.

Under the plan, Mr. Tabb had a target award opportunity equal to 35% his base salary. During 2018, the Company achieved target operating income in the first two quarters of 2018. As a result of this financial performance and Mr. Tabb’s individual performance during 2018, Mr. Tabb earned two bonuses totaling $33,814, an amount equal to roughly 17% of his prorated salary for the year.

Long-Term Equity Incentives

Consistent with the company’s compensation philosophy, the Committee believes that long-term incentives should promote improvements to stockholder value and strongly align the interests of our NEOs with those of our stockholders. Specifically, NEOs should hold a meaningful amount of unvested equity, which not only aligns their long-term interests with those of our stockholders, but also serves as an effective retention tool.

For 2018, the mix of long-term incentives included the following:

Performance Shares	Stock Options	Restricted Shares
25% of total value	25% of total value	50% of total value
•     Performance contingent
•     Earned based on average Return on Invested Capital (“ROIC”) over a three-year period (fiscal years 2018, 2019, and 2020)
•     Threshold ROIC performance for 2018 awards is 4.4%; if ROIC is below threshold, the entire award is forfeited
•     At ROIC performance of 5.5%, 100% of the performance shares will vest, and at ROIC of 6.6% or greater, 200% of the performance shares will vest
•     Results falling in between any two performance levels will result in a prorated number of shares earned

•     Time-vested
•     Awards vest 1/3 on the first anniversary of grant and 1/36 each month after the first year
•     NEOs only realize value if stock price (and shareholder value) appreciates from the date of grant

•     Time-vested
•     Awards vest 1/3 on the first anniversary of grant and 1/36 each month after the first year
•     Ties our NEOs directly to our shareholders with awards that encourage retention and long-term share ownership

The Company does not backdate options or grant options retroactively. In addition, we do not intentionally coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our option grants are granted at fair market value on a fixed date or event based on the closing price of a share of our common stock on that date, with all required approvals obtained in advance of or on the actual grant date. All grants to NEOs require the approval of the Committee.

2018 Target Long-Term Incentive Award Grants

The table below shows the long-term incentive award values granted for fiscal 2018 for each of the NEOs:

NEO	Stock Options*	Performance-Based Restricted Stock**	Time-Based Restricted Stock**	Total Grant Value
Mr. Stauffer	$275,000	$275,000	$550,000	$1,100,000
Mr. Buchler	$87,500	$87,500	$175,000	$350,000
Mr. Tabb	$25,000	$--	$25,000	$50,000
Mr. DeAlmeida	$87,500	$87,500	$175,000	$350,000
*	The number of options granted to each NEO was based on a Black-Scholes valuation.
**
Award amounts for time- and performance-based shares of restricted stock were determined based on the closing price of our common stock on the date of grant on May 24, 2018 (Mr. Tabb had not yet been appointed as an executive officer and therefore did not receive performance shares).

Other Programs, Policies and Guidelines

Stock Ownership Requirements

To further enhance our focus on stockholder alignment, our executive compensation program includes stock ownership requirements for our NEOs and our directors. The required ownership levels are expressed as a multiple of salary (for NEOs) or a multiple of the annual Board retainer (for directors), as summarized in the table below:

Covered Position	Stock Ownership Requirement (Minimum Value)
CEO	Three times salary

CFO	Two times salary

Other NEOs	One and a half times salary

Directors	Three times annual retainer

Shares that may be counted toward the satisfaction of these guidelines include shares held outright, through benefit plans or in trust, unvested restricted shares, and in-the-money value of unexercised stock options. Directors and NEOs have five years from the date first subject to these guidelines to comply with the minimum ownership requirement.

Benefits

Each NEO is eligible to participate in the same benefit plans and programs that are (or in the future) may be available to our other salaried employees, including any profit-sharing plan, thrift plan, health insurance or health care plan, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and other similar plans. This also includes our 401(k) plan, which provides that we match 100% on the first 2% of eligible compensation contributed to the plan, and 50% on the next 2% of eligible compensation contributed to the plan. These matching contributions vest over a four-year period. At our discretion, we may make additional matching and profit-sharing contributions to the plan.

We do not have any supplemental benefits or perquisites for our NEOs that are not generally available to other salaried employees in the organization. We provide our NEOs with car allowances, a benefit we feel meets a legitimate business need and is competitively appropriate.  We do not own any interest in or lease any aircraft, nor do we pay or reimburse country club memberships, nor do we provide any retirement benefits beyond what is generally available to all employees. However, the Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites as it deems advisable.

The Committee reviews the overall cost to us of our benefit programs generally on an annual basis or when changes are proposed. The Committee believes that the benefits provided by these programs have been important factors in attracting and retaining key employees, including the NEOs.

Insider Trading and Speculation in Orion Stock

We have established policies prohibiting our officers, directors, and employees from purchasing or selling Company securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, our policies prohibit our officers, directors, and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging or any other type of derivative arrangement that has a similar economic effect.

Risks Arising from Compensation Policies and Practices

Management has conducted an in-depth risk assessment of our compensation policies and practices and concluded that that they do not create risks that are reasonably likely to have a material adverse effect on the company. The Committee has reviewed and concurred with management’s conclusion. The risk assessment process included, among other things, a review of (i) all key incentive compensation plans to ensure that they are aligned with our pay-for-performance philosophy and include performance metrics that meet and support corporate goals, and (ii) the overall compensation mix to ensure an appropriate balance between fixed and variable pay components and between short-term and long-term incentives. The objective of the process was to identify any compensation plans and practices that may encourage employees to take unnecessary risk that could threaten the company. No such plans or practices were identified.

Post-Employment Compensation

We have employment agreements with our NEOs, which entitle them to certain severance benefits in the case of a qualifying termination. Severance payments following a change-in-control are subject to a double-trigger, and we do not provide excise tax gross-up payments.

Absent a change-in-control: in the event of a resignation for “good reason” (as defined in the agreements) or a termination without cause, each of our NEOs is entitled to one year of his base salary.  Following a change-in-control: in the event a resignation for “good reason” (as defined in the agreements) or a termination without cause following a change-in-control, each of our NEOs is entitled to receive their respective base salary for two to three years (varying by position level). We do not provide any tax gross-ups.  Treatment of unvested equity: NEOs may exercise vested stock options following termination, but upon termination all unvested equity awards lapse according to the terms of our long-term incentive plan.  Severance payments following a change-in-control are subject to a double-trigger, and we do not provide any tax gross-up payments.

The Company provides these contractual severance benefits in order to help support retention of valuable executive talent, and to ensure that executives remain focused on the best interests of stockholders — particularly in the context of any potential transaction. The Committee believes that the severance benefits agreed to in the case of these termination events are reasonable in light of the potential value delivered to stockholders in return. See “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the amount of compensation paid to certain covered officers that we may deduct for federal income tax purposes to $1 million per covered officer per year.  Historically, compensation that qualified as “performance-based compensation” within the meaning of Section 162(m) was not subject to the $1 million limitation.  In recent years, largely due to the availability of this performance-based exemption, the deductibility of various payments and benefits has been one factor among many considered by the Committee in determining executive compensation.

However, the federal tax reform legislation passed in December 2017 included significant changes to Section 162(m).  Among these changes were an expansion of the scope of covered officers subject to the Section 162(m) deduction limitation and the elimination of the performance-based compensation exemption.  For taxable years beginning after December 31, 2017, compensation paid to a covered officer in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain performance-based arrangements in place as of November 2, 2017.  Among other things, this means that all compensation paid to each covered officer in 2018 and beyond will be subject to the $1 million deduction limitation, regardless of whether it is structured as performance-based compensation, unless the transition relief applies.

Section 162(m) is highly technical and complex.  Because of ambiguities as to the application and interpretation of Section 162(m), including the uncertain scope of the transition relief for “grandfathered” performance-based compensation, we can give no assurance that compensation intended to satisfy the requirements for performance-based exemption from the Section 162(m) deduction limit will, in fact, satisfy the exemption.  Further, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the company’s business needs.

CEO Pay Ratio Disclosure

We determined that the 2018 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2018, other than our CEO, Mark R. Stauffer, was $45,700. Mark R. Stauffer’s 2018 annual total compensation was $1,692,650; and the ratio of these amounts was 37.0 to 1. We have a total of 2,445 employees, excluding Mr. Stauffer, all temporary employees and all independent contractors paid by third parties.

To identify the median employee, we used a consistently applied compensation measure (CACM) of base salary plus overtime, bonuses and auto allowance for fiscal 2018, annualizing the CACM for those employees hired during 2018.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

EXECUTIVE COMPENSATION

The table below sets forth information regarding compensation earned by, awarded to or paid to anyone who served as the Company’s principal executive officer or principal financial officer during fiscal year 2018, and our other named executive officers at December 31, 2018 (collectively, the “Named Executive Officers”).

Summary Compensation Table

				Equity Awards[2]
Name	Year	Salary	Non-Equity Incentive Plan Compensation[1]	Stock Awards	Option Awards	All Other Compensation[3]	Total
Mark R. Stauffer President & CEO	2018	$570,000	$0	$825,000	$275,000	$22,650	$1,692,650
	2017	$570,000	$0	$750,000	$250,000	$22,650	$1,592,650
	2016	$520,000	$0	$450,000	$150,000	$22,650	$1,142,650

Robert L. Tabb[4] Vice President and CFO	2018	$197,398	$33,815	$25,000	$25,000	$18,336	$299,549

Peter R. Buchler EVP, CCO, CAO, GC & Secretary	2018	$350,000	$0	$262,500	$87,500	$19,861	$719,861
	2017	$350,000	$0	$195,000	$65,000	$19,861	$629,861
	2016	$335,000	$0	$127,500	$42,500	$19,897	$524,897

Christopher J. DeAlmeida[5] former EVP, CFO & Treasurer	2018	$343,269	$0	$262,500	$87,500	$20,250	$713,519
	2017	$350,000	$0	$195,000	$65,000	$20,250	$630,250
	2016	$300,000	$0	$126,000	$42,000	$20,250	$488,250

1 For 2018, each NEO, other than Mr. Tabb, is eligible to earn a bonus under our NEO Bonus Plan (the “NBP”).  However, no bonuses were awarded under the NBP to any of our NEOs during each of the three fiscal years reported in the table.  For information regarding the NBP for fiscal 2018, please see the discussion entitled, “2018 Executive Compensation Program in Detail – Annual Cash Incentives” in the Compensation Discussion & Analysis section of this proxy statement. Mr. Tabb, who was not a participant in the NBP during 2018, earned a bonus under our Corporate Office Bonus Plan.
2 Represents the grant date fair value of equity awards granted during the fiscal year as determined under ASC Topic 718.  Includes both our time- and performance-based shares of restricted stock valued at the closing price of a share of our common stock on the grant date.  We value our option awards using a Black-Scholes model.  For more information on how we value our equity awards, please see Note 15 of the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.  For more information on the equity awards granted during fiscal 2018, please see the next table (“Grants of Plan-Based Awards”).
3 The 2018 figure for each NEO includes an automobile allowance ($15,000 for Mr. Stauffer, $12,600 for each of Messrs. Buchler and DeAlmeida, and $11,400 for Mr. Tabb) and the Company’s matching contribution under the 401(k) Plan ($7,650 for each of Messrs. Stauffer and DeAlmeida, $7,261 for Mr. Buchler, and $6,936 for Mr. Tabb).
4 Mr. Tabb, who has served as our Vice President of Finance since November 2016, was appointed Interim Chief Financial Officer effective November 2, 2018 and on March 28, 2019 he was appointed Chief Financial Officer.
5 Mr. DeAlmeida separated from employment on November 2, 2018.  All of his equity awards that were unvested as of his termination date (including those granted during 2018) were forfeited as of such date.  In addition, although he was eligible to participate in the NBP during his employment period, he would not have been eligible to receive a bonus for fiscal 2019 even if bonuses had been awarded under NBP given that he was not employed with the Company at the end of the fiscal year.

Grants of Plan Based Awards

The table below present’s additional information regarding equity and non-equity incentive plan awards granted to our named executive officers during the fiscal year ended December 31, 2018.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards[1]		Estimated Future Payouts under Equity Incentive Plan Awards[2]		All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	Option Awards: Number of Securities Underlying Options[4] (#)	Exercise Price of Option Awards ($/sh)	Grant Date Value of Stock and Option Awards[5] ($)
Name and Type of Grant	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Mark R. Stauffer
Annual Cash Incentive		484,500	1,140,000
Option Grant	5/24/18						98,921	$7.46	275,000
Performance Shares	5/24/18			36,863	73,726				275,000
Restricted Shares	5/24/18					73,727			550,000
Robert L. Tabb
Annual Cash Incentive		67,631	67,631
Option Grant	5/24/18						8,993	$7.46	25,000
Restricted Shares	5/24/18					3,351			25,000
Peter R. Buchler
Annual Cash Incentive		210,000	700,000
Option Grant	5/24/18						31,475	$7.46	87,500
Performance Shares	5/24/18			11,729	23,458				87,500
Restricted Shares	5/24/18					23,458			175.000
Christopher J. DeAlmeida[6]
Annual Cash Incentive		210,000	700,000
Option Grant	5/24/18						31,475	$7.46	87,500
Performance Shares	5/24/18			11,729	23,458				87,500
Restricted Shares	5/24/18					23,458			175,000

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information regarding options or warrants authorized for issuance under our equity compensation plans as of December 31, 2018:

Plan category	Column A Number of securities to be issued upon exercise of outstanding options, warrants and rights	Column B Weighted average exercise price of outstanding options, warrants and rights	Column C Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by stockholders	1,779,990	$8.15	1,590,875
Equity compensation plans not approved by stockholders
Total	1,779,990	$8.15	1,590,875

The weighted average term of outstanding options, warrants and rights as of December 31, 2018 was 5.83 years.

1Represents the target and maximum possible awards that could be earned by each NEO under our annual incentive plans for fiscal 2018 performance (the NBP, in which each of Messrs. Stauffer, Buchler, and DeAlmeida was a participant, and the COBP, in which Mr. Tabb was a participant).  As reported in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation,” no bonuses became payable to any of the NEOs under the NEO Bonus Plan for fiscal 2018 although Mr. Tabb earned a bonus of $33,815 under the COBP.
2Represents the target number of performance shares of restricted stock that will vest on the third anniversary of the date of grant, provided that the applicable performance metric is met (average return on invested capital for fiscal 2018, 2019, and 2020 of 5.5%).  Payout can range from 0-200% of the number of shares granted, depending on actual performance.  At less than 4.4% average ROIC, all shares will be forfeited and at average ROIC of 6.6% or greater, the performance shares will vest at 100%.
3 Represents shares of restricted stock, one-third of which vest on the first anniversary of the grant date and one-thirty-sixth of the shares vest thereafter upon completion of each full month following such anniversary, subject to the holder’s continued employment.
4 Represents stock options, one-third of which vest on the first anniversary of the grant date and one-thirty-sixth of the shares vest thereafter upon completion of each full month following such anniversary, subject to the holder’s continued employment.
5 Represents the grant date fair value of the stock or option awards, as determined under ASC Topic 718, with options valued using a Black-Scholes model.
6 Mr. DeAlmeida left the Company on November 2, 2018 and therefore would not have been eligible to receive a bonus under the NBP, if any bonuses had been earned under that plan for 2018.  In addition, the entirety of the option grant, performance shares, and restricted shares shown as granted to him in this table were forfeited as of his last of employment, as were all of his other unvested equity awards.

Outstanding Equity Awards at Fiscal Year End 2018

The following table reflects all outstanding equity awards held by our named executive officers as of the year ended December 31, 2018:

		Option Awards (1)				Stock Awards
						Equity Incentive Plan Awards (2)		All Other Stock Awards (3)
NEO	Grant Date	Number of securities underlying unexercised options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units that have not vested (4) ($)	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested (4) ($)
		Exercisable (#)	Unexercisable (#)
Mark R. Stauffer	11/19/2009	20,564	—	$19.11	11/19/2019
	11/18/2010	26,718	—	$13.69	11/18/2020
	8/18/2011	94,773	—	$6.00	08/18/2021
	11/20/2014	64,063	—	$11.35	11/20/2024
	5/19/2016	79,791	10,029	$4.94	05/19/2026	30,364	$130,262	6,781	$29,090
	5/25/2017	56,920	45,539	$7.22	05/25/2027	34,626	$148,546	30,780	$132,046
	5/24/2018	-	98,921	$7.46	05/24/2028	36,863	$158,142	73,727	$316,289

Robert L. Tabb	5/19/2016	2,495	1,663	$4.94	05/19/2026	-	-	562	$2,411
	5/25/2017	1,707	4,554	$7.22	05/25/2027	-	-	1,539	$6,602
	5/24/2018	-	8,993	$7.46	05/24/2028	-	-	3,351	$14,376

Peter R. Buchler	9/1/2009	15,000	—	$19.59	09/01/2019
	11/19/2009	10,282	—	$19.11	11/19/2019
	11/18/2010	13,359	—	$13.69	11/18/2020
	11/20/2014	14,063	—	$11.35	11/20/2024
	5/19/2016	22,608	2,841	$4.94	05/19/2026	8,603	$36,907	1,921	$8,241
	5/25/2017	11,840	14,799	$7.22	05/25/2027	9,003	$38,623	8,003	$34,333
	5/24/2018	-	31,475	$7.46	05/24/2028	11,729	$50,317	23,458	$100,635

Christopher J. DeAlmeida(5)	11/19/2009	5,875	—	$19.11	02/02/2019
	11/18/2010	7,634	—	$13.69	02/02/2019
	11/20/2014	14,063	—	$11.35	02/02/2019
	05/19/2016	18,757	—	$4.94	02/02/2019
	05/25/2017	14,059	—	$7.22	02/02/2019

(1)
All unvested stock option awards vest one-third on the first anniversary of the grant date and one-thirty-sixth of the options vest thereafter upon completion of each full month following such anniversary, subject to the holder’s continued employment.

(2)
Represents performance shares, which vest on the third anniversary of the date of grant, subject to the holder’s continued employment, with payout ranging between 0-200% of shares granted depending on the company’s two- or three-year average return on invested capital meeting or exceeding certain targets.  For performance shares granted in 2016, the two-year average will be based on ROIC for fiscal years 2017 and 2018 and must exceed 7.5% for the shares to vest.  For performance shares granted in 2017, the two-year average will be determined based on ROIC for fiscal years 2018 and 2019 and must exceed 7.5% for the shares to vest.  For performance shares granted in 2018, the three-year average will be based on ROIC for fiscal years 2018, 2019, and 2020, and must exceed 4.4% for any shares to vest.

(3)
Represents time-based restricted shares, one-third of which vest on the first anniversary of the grant date and one-thirty-sixth of the shares vest thereafter upon completion of each full month following such anniversary, subject to the holder’s continued employment.

(4)	Based on the closing price of a share of our common stock on the last trading day of the fiscal year ($4.29 on December 31, 2018).
(5)
Mr. DeAlmeida left the Company on November 2, 2018.  All of his equity awards that were unvested as of his separation date (including those granted during 2018) were forfeited as of such date although he was permitted to retain any vested but unexercised options for a three-month period following his separation from employment.  On February 2, 2019, all of his unexercised options were terminated.

Option Exercises and Stock Vested in Fiscal Year Ended 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Option Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Mark R. Stauffer	29,860	$37,375	56,893	$411,669
Peter R. Buchler	65,136	$179,128	15,267	$110,421
Christopher J. DeAlmeida	13,215	$47,045	13,250	$101,455
Robert L. Tabb	7,312	$21,924	3,515	$25,385

(1)	Determined based on the number of options exercised multiplied by the difference between the closing price of a share of our common stock on the date of exercise and the option exercise price.
(2)	Determined based on the closing price of a share of our common stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

This section describes the benefits payable to our named executive officers in two circumstances:

•	Change in control
•	Termination of employment

Employment Agreements with Certain Officers

We have entered into employment agreements with each of our named executive officers and certain other key employees.  Each of the current agreements provides for a base salary, a potential bonus, and participation in our benefit plans and programs.

Annualized base salaries at December 31, 2018 for each of our then named executive officers were as follows: Mark R. Stauffer - $570,000; Robert L. Tabb - $225,000; and Peter R. Buchler - $350,000.  Under the employment agreements, in the event of a resignation for good reason or a termination without cause, each officer is entitled to severance benefits in the form of salary continuation payments for a period of one year if the termination is not in connection with a change of control.

The employment agreements for Messrs. Stauffer and Buchler also provide for certain change of control benefits.  Each officer is entitled to severance benefits in the form of salary continuation payments for a set period of time in the event of a resignation for good reason or a termination without cause, if the termination occurs within three months prior to, or within twelve months after, a change of control.  Such period is two and one-half years for Mr.  Buchler and three years for Mr. Stauffer.  If necessary, the amount of the severance payments will be reduced to an amount such that the aggregate payments and benefits to be provided to the officer do not constitute a “parachute payment” subject to a federal excise tax.

All three agreements also include confidentiality provisions without a time limit and non-competition provisions that apply during the periods specified in the employment agreements.

For this purpose, the term “change in control” or “during a protection period” generally means the occurrence of any of the following events:

(a)    A “change in the ownership of the Company” which will occur on the date that any one person, or more than one person acting as a group, acquires ownership of our stock that, together with stock held by such person          or group, constitutes more than 50% of the total fair market value or total voting power of our stock; however the following acquisitions will not constitute a change in control: (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us or (ii) any acquisition by investors (immediately prior to such acquisition) of us for financing purposes, as determined by the Compensation Committee in its sole discretion.

(b)    A “change in the effective control of the Company” which will occur on the date that either (i) any one person, or more than one person acting as a group, acquires ownership of our stock possessing 35% or more of the total voting power of our stock, excluding (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or (z) any acquisition by investors (immediately prior to such acquisition) of us for financing purposes, as determined by the Compensation Committee in its sole discretion or (ii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(c)    A “change in the ownership of a substantial portion of the Company’s assets” which occurs on the date that any one person, or more than one person acting as a group, acquires our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.

The employment agreements also provide for termination of employment unrelated to a change in control (as defined above) if the executive is terminated without cause (as defined below) or he voluntarily terminates his employment for good reason (as defined below).

The term “cause” means: (a) a material breach by the executive of the noncompetition and confidentiality provisions of the employment agreement; (b) the commission of a criminal act by the executive against us, including, but not limited to, fraud, embezzlement or theft; (c) the conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude; or (d) the executive’s failure or refusal to carry out, or comply with, any lawful directive of our Board of Directors consistent with the terms of the employment agreement which is not remedied within 30 days after receipt of notice from us.

The term “good reason” means: (a) a substantial reduction of the executive’s base salary without his consent; (b) a substantial reduction of his duties (without his consent) from those in effect as of the effective date of the employment agreement or as subsequently agreed to by the executive and us; or (c) the relocation of the executive’s primary work site to a location greater than 50 miles from the current work site as of the effective date of the employment agreement.

The benefits payable to each named executive officer in each circumstance are contained in the provisions of that executive’s employment agreement.  These benefits ensure that the executive is motivated primarily by the needs of the Company as a whole, and not by circumstances that are outside the ordinary course of business. In general, the executive is assured that he will receive a continued level of compensation if his employment is adversely affected by the termination of employment or a change in control of the Company.

Payment of these benefits is conditional upon the Company’s receipt of appropriate waivers and a release from all claims against the Company.

Summary of Payments

The table below summarizes the benefits payable to each named executive in the various termination scenarios. No benefits are payable if an executive voluntarily terminates employment without good reason or employment is terminated by us for cause.

In all cases, the executive has the right to exercise vested stock options. Equity awards for which vesting has not occurred will be forfeited according to the provisions of the LTIP.

The tables below assume that the terminations took place on and with salaries in effect on December 31, 2018.

Mark R. Stauffer	Death Or Disability	Involuntary termination without cause or for good reason, not during a protection period	Involuntary termination without cause or for good reason, and during a protection period (Change of Control)
Severance	$-	$570,000	$1,710,000
Annual Incentive*	-	116,600	349,800
Car Allowance	-	15,000	45,000
Transitional	-	30,000	90,000
Total	$-	$731,600	$2,194,800

Robert L. Tabb	Death Or Disability	Involuntary termination without cause or for good reason, not during a protection period	Involuntary termination without cause or for good reason, and during a protection period (Change of Control)
Severance	$-	$225,000	$225,000
Annual Incentive*	-	33,815	33,815
Car Allowance	-	11,500	11,500
Transitional	-	30,000	30,000
Total	$-	$300,315	$300,315

Peter R. Buchler	Death Or Disability	Involuntary termination without cause or for good reason, not during a protection period	Involuntary termination without cause or for good reason, and during a protection period (Change of Control)
Severance	$-	$350,000	$875,000
Annual Incentive*	-	39,390	98,475
Car Allowance	-	12,600	31,500
Transitional	-	30,000	75,000
Total	$-	$431,990	$1,079,975

*Based on the last annual incentive actually paid to the officer by the Company, even if in a prior fiscal year.

Our fourth NEO, Christopher J. DeAlmeida, separated from employment on November 2, 2018.  Upon his termination of employment, Mr. DeAlmeida did not receive any additional compensation other than accrued but unpaid base salary and vacation time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has charged the Audit Committee to review all related party transactions as defined by SEC rules. Related party transactions are Company transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s common stock, immediate family members of these persons (which shall include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and persons sharing the same household of the foregoing persons), or entities in which one of these persons has a direct or indirect material interest. A related party transaction means any transaction, or series of similar transactions (and any amendments, modifications or changes thereto), in which the amount exceeds $120,000. A related party transaction does not include compensatory arrangements with the Board or executive officers or certain other transactions. Pursuant to the Company’s Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Board. The Company evaluates these reports along with responses to the Company’s annual director and officer questionnaires for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is forwarded to the Audit Committee for review and approval. The Board has delegated the authority to review and approve all related party transactions to its Audit Committee. For fiscal year 2018, there were no related party transactions.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee of the Company’s Board of Directors consists of three non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the SEC and the requirements of NYSE listing standards and (ii) at least one member meets certain standards as an audit committee financial expert. Ms. Sullivan, Chair of the Committee, meets the relevant standards as an audit committee financial expert.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls for financial reporting. The Audit Committee is responsible for the oversight of the Company’s financial reporting process on behalf of the Board of Directors. In fulfillment of its responsibilities, the Audit Committee has discussed with the Company’s independent auditors their plan for the audit of the Company’s annual consolidated financial statements and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. The Audit Committee met regularly with the independent auditors, with and without management present, to discuss the results of their audits and reviews, as well as their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles. The Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm the Company’s audited consolidated financial statements and such matters. In addition, the Audit Committee has received from the Company’s independent registered public accounting firm the written disclosures required by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (formerly Auditing Standard No. 16) – Communications with Audit Committees, as adopted by the PCAOB, and the letter from the independent auditors required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent auditors the auditors’ independence from the Company and its management. In determining that the auditors are independent, the Audit Committee also considered whether the provision of any of the non-audit services described below under “Fees of the Independent Auditors” is compatible with maintaining their independence.

In reliance on the reviews and discussions above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

Respectfully submitted by the members of the Audit Committee

Mary E. Sullivan, Chair
Michael J. Caliel
Thomas N. Amonett

Audit Fees

The following table sets forth the aggregate fees KPMG billed to the Company for the years ended December 31, 2018 and 2017.

	2018	Percent Approved by Audit Committee	2017	Percent Approved by Audit Committee
Audit fees[1]	$1,335,000	100%	$1,130,000	100%
Audit-related fees[2]	0	--	0	100%
Tax fees[3]	0	--	0	100%
All other fees	0	—	0	—
Total fees	$1,335,000	100%	$1,130,000	100%

Audit and Non-Audit Service Approval Policy

          In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the related rules and regulations, the Audit Committee has adopted procedures for the pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm.

          Audit Services. The Audit Committee annually approves specified audit services engagement terms and fees and other specified audit fees. All other audit services must be specifically pre-approved by the Audit Committee. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other items.

          Audit-Related Services.  Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, which historically have been provided by our independent registered public accounting firm and are consistent with the SEC’s rules on auditor independence. The Audit Committee annually approves specified audit- related services within established fee levels. All other audit-related services must be pre-approved by the Audit Committee.

          Tax Fees. The Company retains an independent registered public accounting firm other than KPMG LLP to provide tax services, except as noted.

          All Other Services. Other services, if any, are services provided by our independent registered public accounting firm that do not fall within the established audit, audit-related and tax services categories. The Audit Committee may pre-approve specified other services that do not fall within any of the specified prohibited categories of services.

Procedures for Approval of Services

All requests for services that are to be provided by our independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to both the President and the Chairman of the Audit Committee. The Chief Financial Officer authorizes services that have been approved by the Audit Committee within the pre-set limits. If there is any question as to whether a proposed service fits within an approved service, the Chairman of the Audit Committee is consulted for a determination. The Chief Financial Officer submits to the Audit Committee any requests for services that have not already been approved by the Audit Committee. The request must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request is consistent with the SEC and PCAOB rules on auditor independence.

1 Includes professional services for the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, services normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements that only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance and review of documents filed with the SEC. Audit fees represent the pre-approved aggregate fees for professional services rendered by KPMG for the integrated audit of our annual financial statements for the fiscal years ended December 31, 2018 and December 31, 2017. With respect to 2017, an additional $160,000 is included above that was not reflected in last year's proxy statement. This variance is due to additional fees billed related to the 2017 debt.
2 Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including, if applicable, fees related to assistance in financial due diligence related to mergers and acquisitions and consultation regarding generally accepted accounting principles.
3 The Company retains another accounting firm to provide tax return preparation services.

OTHER BUSINESS

Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board does not know are to be presented at the meeting by others.

Annual Report

The Annual Report to Stockholders, which includes our consolidated financial statements for the year ended December 31, 2018, has been made available to all stockholders. The Annual Report is not a part of the proxy solicitation material.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

If you would like us to consider including a proposal in next year’s proxy statement, you must comply with the requirements of SEC Rule 14a-8 and deliver it in writing to: Corporate Secretary, Orion Group Holdings, Inc., 12000 Aerospace Avenue, Suite 300, Houston, TX 77034 by December 13, 2019.

If you are an eligible stockholder, or group of stockholders, and would like us to consider including a proxy access director nomination in next year’s proxy statement, you must comply with the requirements of our proxy access by-law and deliver the required notice and supporting materials in writing to: Corporate Secretary, Orion Group Holdings, Inc., 12000 Aerospace Avenue, Suite 300, Houston, TX 77034 by December 13, 2019.

Under our By-laws, stockholder recommendations of nominees are required to be accompanied by, among other things, specific information as to the nominees and as to the stockholder making the nomination or proposal. We may require any proposed nominee to furnish such information as may reasonably be required to determine his or her eligibility to serve as a director of our company. Failure to comply with our By-law procedures and deadlines may preclude presentation of the matter at the meeting. Please see “Corporate Governance — Website Availability of Governance Documents” for information on how to access a copy of our By-laws.

If you would like to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must comply with the specific procedural requirements in our By-laws and deliver it in writing to: Corporate Secretary, Orion Group Holdings, Inc., 12000 Aerospace Avenue, Suite 300, Houston, TX 77034 by December 13, 2019. Failure to comply with our By-law procedures and deadlines may preclude presentation of your proposal at the meeting.

By Order of the Board of Directors
Peter R. Buchler, Secretary

     Signature [PLEASE SIGN WITHIN BOX]  Date        Signature (Joint Owners)  Date          TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    KEEP THIS PORTION FOR YOUR RECORDS  DETACH AND RETURN THIS PORTION ONLY  THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  E74894-P18322  ! ! !! ! !  ORION GROUP HOLDINGS, INC.12000 AEROSPACE AVENUE, SUITE 300HOUSTON, TEXAS 77034  VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/orn2019You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 10:59 P.M. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  1. To elect two Class III members to our Board of Directors (1a. and 1b. below), each to serve a three-year term, and one Class II member (1c. below) to serve the remaining 2 years of the Class II term and, in all three cases, until his or her successor is duly elected and qualified;Nominees:  2. A non-binding advisory proposal to approve the compensation of our named executive officers as disclosed in the proxy statement (the “say-on-pay” vote);  3. The ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2019; andNOTE: To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.  ORION GROUP HOLDINGS, INC.The Board of Directors recommends you vote FOR the nominees, FOR proposal 2 and FOR proposal 3:  For Against Abstain  1a.  Austin J. Shanfelter  !  !  !      1b.  Mary E. Sullivan  !  !  !      1c.  Michael J. Caliel  !  !  !  For Against  Abstain

 E74895-P18322  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.  ORION GROUP HOLDINGS, INC. ANNUAL MEETING OF STOCKHOLDERS May 23, 2019THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANYDear Stockholder:You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Orion Group Holdings, Inc. Our 2019 Annual Meeting will be held on Thursday, May 23, 2019, at 10:00 a.m. CDT. We are very pleased that this year's annual meeting will be held virtually and in person. If you would like to attend in person the meeting will be held at the Lone Star Flight Museum, 11551 Aerospace Avenue, Board Room, 2nd Floor, Houston, Texas 77034. You will also be able to attend the 2019 Annual Meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/orn2019.The stockholder(s) hereby appoint(s) Mark R. Stauffer, Peter R. Buchler and Robert L. Tabb, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common/Preferred stock of ORION GROUP HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, May 23, 2019, at 10:00 a.m. CDT, in person and via webcast, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.Continued and to be signed on reverse side